                                                                Exhibit 11(b)(1)

                                                                  EXECUTION COPY





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                                CREDIT AGREEMENT

                                     among

                        THE GENERAL CHEMICAL GROUP INC.,

                              The Several Lenders
                       from Time to Time Parties Hereto,


            BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                             as Documentation Agent


                            THE BANK OF NOVA SCOTIA,
                              as Syndication Agent

                                      and

                           THE CHASE MANHATTAN BANK,
                            as Administrative Agent



                           Dated as of June 15, 1998



                       CHASE SECURITIES INC., as Arranger


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                               TABLE OF CONTENTS
                               -----------------

                                                                           Pages
                                                                           -----


SECTION 1.  DEFINITIONS ...................................................    1
     1.1  Defined Terms ...................................................    1
     1.2  Other Definitional Provisions ...................................   24

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS ...............................   24
     2.1  Revolving Credit Commitments ....................................   24
     2.2  Procedure for Revolving Credit Borrowing ........................   25
     2.3  Term Loan Commitments ...........................................   25
     2.4  Procedure for Term Loan Borrowing ...............................   26
     2.5  Repayment of Term Loans .........................................   26
     2.6  Repayment of Loans; Evidence of Debt ............................   27
     2.7  Commitment Fee ..................................................   28
     2.8  Optional Termination or Reduction of Revolving Credit
               Commitments ................................................   28
     2.9  Optional Prepayments; Mandatory Prepayments and Commitment
               Reductions .................................................   29
     2.10  Conversion and Continuation Options ............................   32
     2.11  Minimum Amounts of Tranches ....................................   33
     2.12  Interest Rates and Payment Dates ...............................   33
     2.13  Computation of Interest and Fees ...............................   33
     2.14  Inability to Determine Interest Rate ...........................   34
     2.15  Pro Rata Treatment and Payments ................................   34
     2.16  Illegality .....................................................   35
     2.17  Requirements of Law ............................................   35
     2.18  Taxes ..........................................................   37
     2.19  Indemnity ......................................................   39
     2.20  Change of Lending Office .......................................   39
     2.21  Replacement of Lenders under Certain Circumstances .............   39

SECTION 3.  LETTERS OF CREDIT .............................................   40
     3.1.  L/C Commitment .................................................   40
     3.2.  Procedure for Issuance of Letters of Credit ....................   40
     3.3.  Fees, Commissions and Other Charges ............................   41
     3.4.  L/C Participations .............................................   41
     3.5.  Reimbursement Obligation of the Borrower .......................   42
     3.6.  Obligations Absolute ...........................................   43
     3.7.  Letter of Credit Payments ......................................   43
     3.8.  Application ....................................................   43

SECTION 4.  REPRESENTATIONS AND WARRANTIES ................................   43
     4.1  Financial Condition .............................................   44
     4.2  No Change .......................................................   44
     4.3  Corporate Existence; Compliance with Law ........................   44
     4.4  Corporate Power; Authorization; Enforceable Obligations .........   45

     4.5  No Legal Bar ....................................................   45
     4.6  No Material Litigation ..........................................   45
     4.7  No Default ......................................................   46
     4.8  Ownership of Property; Liens ....................................   46
     4.9  Intellectual Property ...........................................   46
     4.10  Taxes ..........................................................   46
     4.11  Federal Regulations ............................................   46
     4.12  ERISA ..........................................................   47
     4.13  Investment Company Act; Other Regulations ......................   47
     4.14  Subsidiaries ...................................................   47
     4.15  Purpose of Loans ...............................................   47
     4.16  Environmental Matters ..........................................   47
     4.17  Soda Ash Partners ..............................................   49
     4.18  Solvency .......................................................   49
     4.19  Labor Matters ..................................................   49
     4.20  Accuracy of Information, etc ...................................   49
     4.21  Security Documents .............................................   50
     4.22  Year 2000 ......................................................   50

SECTION 5.  CONDITIONS PRECEDENT ..........................................   50
     5.1  Conditions to Initial Extensions of Credit ......................   50
     5.2  Conditions to Each Extension of Credit ..........................   52

SECTION 6.  AFFIRMATIVE COVENANTS .........................................   53
     6.1  Financial Statements ............................................   53
     6.2  Certificates; Other Information .................................   54
     6.3  Payment of Obligations ..........................................   55
     6.4  Conduct of Business and Maintenance of Existence ................   55
     6.5  Maintenance of Property; Insurance ..............................   55
     6.6  Inspection of Property; Books and Records; Discussions ..........   55
     6.7  Notices .........................................................   56
     6.8  Environmental Laws ..............................................   56
     6.9  Further Assurances ..............................................   57
     6.10  Additional Collateral ..........................................   57
     6.11  Existing Subordinated Notes ....................................   58

SECTION 7.   NEGATIVE COVENANTS APPLICABLE TO ALL COMMITMENTS AND
             LOANS OTHER THAN TRANCHE B TERM LOAN COMMITMENTS AND
             TRANCHE B LOANS ..............................................   58
     7.1  Financial Condition Covenants ...................................   59
     7.2  Limitation on Indebtedness ......................................   59
     7.3  Limitation on Liens .............................................   61
     7.4  Limitation on Guarantee Obligations .............................   62
     7.5  Limitation on Fundamental Changes ...............................   62
     7.6  Limitation on Sale of Assets ....................................   63
     7.7  Reserved ........................................................   63
     7.8  Limitation on Restricted Payments ...............................   63

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                                                                            Page
                                                                            ----



     7.9  Limitation on Capital Expenditures ............................     65
     7.10  Limitation on Investments, Loans and Advances ................     65
     7.11  Limitations on Optional Payments and Modifications of
               Agreements ...............................................     67
     7.12  Limitation on Transactions with Affiliates ...................     67
     7.13  Limitation on Sales and Leasebacks ...........................     67
     7.14  Limitation on Changes in Fiscal Year .........................     68
     7.15  Limitation on Negative Pledge Clauses ........................     68
     7.16  Limitation on Lines of Business ..............................     68
     7.17     Limitation on Optional Payments and Modifications
              of Tranche B Term Loans ...................................     68

SECTION 8.   COVENANTS APPLICABLE TO TRANCHE B TERM LOAN COMMITMENTS
             AND TRANCHE B TERM LOANS ...................................     68

SECTION 9.  EVENTS OF DEFAULT ...........................................     69
     9.1  Certain Bankruptcy Events .....................................     69
     9.2  Other Events of Default Applicable to the Tranche A
               Commitments, Revolving Credit Commitments and
               Amounts Owing Thereunder .................................     70
     9.3  Certain Events of Default Applicable to Tranche B
               Term Loan Commitments and Amounts Owing Thereunder .......     72
     9.4  Certain Provisions Applicable to Letters of Credit ............     74
     9.5  Certain Waivers ...............................................     75

SECTION 10.  THE ADMINISTRATIVE AGENT ...................................     75
     10.1  Appointment ..................................................     75
     10.2  Delegation of Duties .........................................     75
     10.3  Exculpatory Provisions .......................................     75
     10.4  Reliance by Administrative Agent .............................     76
     10.5  Notice of Default ............................................     76
     10.6  Non-Reliance on Administrative Agent and Other Lenders .......     77
     10.7  Indemnification ..............................................     77
     10.8  Administrative Agent in Its Individual Capacity ..............     78
     10.9  Successor Administrative Agent ...............................     78
     10.10  Documentation Agent and Syndication Agent ...................     78

SECTION 11.  MISCELLANEOUS ..............................................     78
     11.1  Amendments and Waivers .......................................     78
     11.2  Notices ......................................................     81
     11.3  No Waiver; Cumulative Remedies ...............................     82
     11.4  Survival of Representations and Warranties ...................     82
     11.5  Payment of Expenses and Taxes ................................     82
     11.6  Successors and Assigns; Participations and Assignments .......     83
     11.7  Adjustments; Set-off .........................................     86
     11.9  Severability .................................................     87
     11.10  Integration .................................................     87

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                                                                            Page
                                                                            ----

     11.11  GOVERNING LAW ...............................................     87
     11.12  Submission To Jurisdiction; Waivers .........................     87
     11.13  Acknowledgements ............................................     88
     11.14  WAIVERS OF JURY TRIAL .......................................     88
     11.15  Confidentiality .............................................     88




ANNEX A  PRICING GRID
ANNEX B  COVENANTS APPLICABLE TO TRANCHE B TERM LOAN FACILITY

SCHEDULES

Schedule I        Lenders, Commitments and Addresses
Schedule II       Subsidiaries of the Borrower
Schedule III      Outstanding Indebtedness; Existing Liens

EXHIBITS

         Exhibit A-1       Form of Opinion of Goodwin, Procter & Hoar LLP
         Exhibit A-2       Form of Opinion of General Counsel of GenChem
         Exhibit B         Form of Compliance Certificate
         Exhibit C         Form of Assignment and Acceptance
         Exhibit D         Form of Confidentiality Agreement
         Exhibit E         Form of Guarantee and Pledge Agreement
         Exhibit F-1       Form of Revolving Credit Note
         Exhibit F-2       Form of Term Note
         Exhibit G         Form of Prepayment Option Notice
         Exhibit H         Form of Exemption Certificate

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         CREDIT AGREEMENT, dated as of June 15, 1998, among THE GENERAL CHEMICAL
GROUP INC., a Delaware corporation (the "BORROWER"), the several banks and other financial institutions from time to time parties to this Agreement (the "LENDERS"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as documentation agent for the Lenders (the "DOCUMENTATION AGENT"), THE BANK OF
NOVA SCOTIA, as syndication agent for the Lenders (THE "SYNDICATION AGENT") and THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent for the Lenders under the Revolving Credit Facility, the Tranche A Term Loan Facility and the Tranche B Term Loan Facility (in such capacity, the "ADMINISTRATIVE AGENT").

                                    RECITALS
                                    --------

         WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a $300,000,000 six-year revolving credit facility (as hereinafter defined, the "REVOLVING CREDIT FACILITY"), a $100,000,000 six-year term loan facility (as hereinafter defined, the "TRANCHE A TERM LOAN FACILITY") and a $200,000,000 eight-year term loan facility (as hereinafter defined, the "TRANCHE B TERM LOAN FACILITY"), the proceeds of which will be used by the Borrower to finance working capital and general corporate purposes, including financing permitted acquisitions and permitted investments and funding the Refinancing (as hereinafter defined); and

         WHEREAS, the Lenders are willing to make available the Revolving Credit Facility, the Tranche A Term Loan Facility and Tranche B Term Loan Facility pursuant to this Agreement upon the terms and conditions hereinafter set forth;

         NOW THEREFORE, the parties hereto hereby agree as follows:


                             SECTION 1. DEFINITIONS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof:
"PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "BASE CD RATE" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "THREE-MONTH SECONDARY CD RATE" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business
Day) by the Board through the public information telephone line of the

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                                                                              2

Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

         "ABR LOANS": Loans the rate of interest applicable to which is based upon the ABR.

         "ADJUSTMENT DATE": as defined in the Pricing Grid.

         "AFFILIATE": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, whether or not exercised, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise or through the direct or indirect ownership of 10% or more of any class of Capital Stock of such Person.

         "AGGREGATE EXPOSURE": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's Term Loans and (ii) the amount of such Lender's Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.

         "AGGREGATE EXPOSURE PERCENTAGE": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

         "AGI": The Andover Group, Inc., a Delaware corporation.

         "AGREEMENT": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

         "APPLICABLE MARGIN": for each Type of Loan, the rate per annum set forth under the relevant column heading below:

                           Base Rate                 Eurodollar
                             Loans                   Loans
                             -----                   -----

                  Revolving Credit Loans              0   %             0.75%
                  Tranche A Term Loans                0   %             0.75%
                  Tranche B Term Loans                0.50%             1.75%

PROVIDED, that on and after the first Adjustment Date after December 31, 1998, the Applicable Margin will be determined pursuant to the Pricing Grid.

         "APPLICATION": an application, in such form as the relevant Issuing Bank may specify from time to time, requesting such Issuing Bank to open a Letter of Credit.

         "APPROVED FUND": with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans which is managed or advised by the same investment advisor as such Lender or by an affiliate of such investment advisor.

         "ASSET SALE": (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices and other than obsolete assets, and (ii) the issue or sale by the Borrower or any of its Subsidiaries of Equity Interests of any of the Borrower's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2,000,000 or (b) for net proceeds in excess of $2,000,000. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Borrower to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Borrower or to another Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Borrower or to another Wholly Owned Subsidiary,
(iii) a Restricted Payment that is permitted by subsection 7.8, (iv) exchanges, swaps and


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                                                                               4


similar transactions involving like-kind or similar assets in an aggregate principal amount not to exceed $20,000,000 in any twelve-month period, and (v) a lien that is permitted under subsection 7.3.

         "ASSIGNEE": as defined in subsection 11.6(c).

         "AVAILABLE REVOLVING CREDIT COMMITMENT": as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Credit Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding.

         "BASIC LENDER": a Revolving Credit Lender or a Tranche A Term Loan Lender; collectively, the "BASIC LENDERS".

         "BOARD": the Board of Governors of the Federal Reserve System and any successor thereto.

         "BORROWING DATE": any Business Day specified in a notice pursuant to subsection 2.2, 2.4 or 3.2 as a date on which the Borrower requests the Lenders to make Loans hereunder or an Issuing Bank to issue a Letter of Credit hereunder.

         "BUSINESS": as defined in subsection 4.16.

         "BUSINESS DAY": (i) for all purposes other than as covered by clause
(ii) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (ii) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

         "CAPITAL EXPENDITURES": as defined in subsection 7.9.

         "CAPITAL STOCK": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

         "CASH": money, currency or a credit balance in a deposit account, in each case which is free of Liens (except Liens in favor of the Administrative Agent and Liens consisting of bankers' set-off rights).

         "CASH EQUIVALENTS: (i) any evidence of Indebtedness with a maturity of two years or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of one year or less of any Lender or any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) master notes, loan participations and commercial paper with a maturity of two years or less issued by any Lender or any corporation (except an Affiliate or Subsidiary of the Borrower) organized under the laws of any State of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition; PROVIDED that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; (v) time deposits of foreign banks having a combined capital and surplus of not less than $500,000,000; (vi) repurchase agreements with nationally recognized securities dealers having total capital funds in excess of $100,000,000; PROVIDED that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (vii) institutional money market funds investing principally in obligations permitted in clauses (i)-(vi) above.

         "CASH FLOW COVERAGE RATIO": as at the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Cash Flow for the period of four fiscal quarters ending on such day to (b) Consolidated Interest Expense for the period of four fiscal quarters ending on such day.

         "C/D ASSESSMENT RATE": for any day as applied to any ABR Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. 327.3(d) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States.

         "C/D RESERVE PERCENTAGE": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars of $100,000 or more having a maturity of 30 days or more.


         "CHANGE IN CONTROL": (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders in the aggregate or an ESOP, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Borrower at any time that the Permitted Holders in the aggregate "beneficially own" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Borrower than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Borrower (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person beneficially owns (as so defined), directly or indirectly, more than 35% of the total voting power of the Voting Stock of such parent corporation and the Permitted Holders in the aggregate beneficially own (as so defined), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation); (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by either (A) a vote of 66-2/3% of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (B) in the event of the death of all the members of the Board of Directors of the Borrower, a vote of Permitted Holders who beneficially own, directly or indirectly, a majority in the aggregate of the total voting power of the Voting Stock of the Borrower) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office; or (iii) for purposes of clause (j) of subsection 9.2, the occurrence of a "change of control" (however denominated) under and as defined in any credit agreement, indenture or similar agreement to which the Borrower or any of its Subsidiaries is a party providing for commitments of credit in excess of $10,000,000.

         "CHASE": The Chase Manhattan Bank.

         "CLOSING DATE": the date on which the conditions precedent set forth in subsection 5.1 shall be satisfied.

         "CODE": the Internal Revenue Code of 1986, as amended from time to time.

         "COLLATERAL": all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

         "COMMITMENT": as to any Lender, the sum of the Tranche A Term Loan Commitment, the Tranche B Term Loan Commitment and the Revolving Credit Commitment of such Lender.

         "COMMITMENT FEE RATE": 1/4 of 1% per annum; PROVIDED, that on and after the first Adjustment Date after December 31, 1998, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

         "COMMONLY CONTROLLED ENTITY": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code.

         "COMPLIANCE CERTIFICATE": a certificate substantially in the form of Exhibit B.

         "CONFIDENTIAL INFORMATION MEMORANDUM": the Confidential Information Memorandum dated April 1998 prepared in connection with the Facilities.

         "CONSOLIDATED ADJUSTED NET INCOME": for any period, Consolidated Net Income for such period adjusted by excluding (i) any net extraordinary gains or losses, (ii) any net gains or losses in respect of sales of Capital Stock or dispositions of assets out of the ordinary course of business, (iii) any net income of any Person accrued during any period during which such Person was not a Subsidiary of the Borrower, except to the extent of dividends or other distributions actually paid to the Borrower or any Subsidiary out of such net income and except to the extent utilized in determining pro forma compliance for Permitted Acquisitions, (iv) the amortization of deferred financing costs and
(v) non-cash gains or losses resulting from fluctuations in currency exchange rates.

         "CONSOLIDATED CASH FLOW": for any period, the aggregate of (i) Consolidated Net Income for such period PLUS (ii) Consolidated Interest Expense deducted in computing such Consolidated Net Income PLUS (iii) Consolidated Tax Expense deducted in computing such Consolidated Net Income PLUS
(iv) Consolidated Non-Cash Charges deducted in computing such Consolidated Net Income MINUS (v) the net gain incurred in the retirement of Indebtedness plus
(vi) the net loss incurred in the retirement of Indebtedness MINUS
(vii) Consolidated Non-Cash Gains included in computing such Consolidated Net Income MINUS (viii) cash gains from sales of assets (other than inventory) to the extent included in computing such Consolidated Net Income PLUS (ix) cash losses from sales of assets (other than inventory) to the extent deducted in computing such Consolidated Net Income MINUS (x) solely for purposes of subsection 7.8(a) the aggregate amount of principal payments of the Loans scheduled to come due during such period.

         "CONSOLIDATED INTEREST EXPENSE: for any period, the aggregate of the interest expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including amortization of original issue discount and the interest portion of any deferred payment obligations, excluding, in the case of the Borrower, any interest expense reflected on the Borrower's financial statements which is attributable to Indebtedness of the Borrower and is so reflected solely as a result of "push-down" accounting treatment.

         "CONSOLIDATED NET INCOME": for any period, net income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED NET WORTH": as of the date of determination, all items which in accordance with GAAP would be included under shareholders' equity on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

         "CONSOLIDATED NON-CASH CHARGES": for any period, the aggregate depreciation, amortization and other non-cash expenses of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED NON-CASH GAINS": for any period, the aggregate non-cash revenue items of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED TAX EXPENSE": for any period, the aggregate of the U.S. federal, state and local income tax expense and foreign tax expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED TOTAL INDEBTEDNESS": as of the date of determination, all Indebtedness and Guarantee Obligations of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

         "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "CSI":  Chase Securities Inc., the arranger of the Facilities.

         "CURRENCY AGREEMENT": with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

         "DEFAULT": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "DESIGNATED ISSUER": Chase Manhattan Bank Delaware, a Delaware banking corporation, in its individual capacity.

         "DOLLARS" AND "$": dollars in lawful currency of the United States of America.

         "DOMESTIC SUBSIDIARY": any Subsidiary organized under the laws of the United States or any jurisdiction therein or thereof.

         "ENVIRONMENTAL LAWS": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

         "EQUITY INTERESTS": Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ESOP": an employee stock ownership plan for the benefit of the Borrower's or a Subsidiary's employees.

         "EUROCURRENCY RESERVE REQUIREMENTS": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

         "EURODOLLAR BASE RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Chase is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange options in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

         "EURODOLLAR LOANS": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

         "EURODOLLAR RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                               Eurodollar Base Rate
                     ------------------------------------
                     1.00 - Eurocurrency Reserve Requirements

         "EURODOLLAR TRANCHE": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

         "EVENT OF DEFAULT": any of the events specified in Section 9, PROVIDED that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "EXCHANGE ACT": the Securities Exchange Act of 1934, as amended.

         "EXISTING CREDIT AGREEMENTS": the collective reference to (i) the Revolving Credit Agreement dated as of September 15, 1993, as amended (the "EXISTING REVOLVING CREDIT AGREEMENT"), among GenChem, the lenders party thereto and Chase (as successor to Chemical Bank), as administrative agent, (ii) the Term Loan Agreement dated as of August 4, 1994, as amended, among GenChem, the lenders party thereto and Chase (as successor to Chemical Bank), as administrative agent, and (iii) the Credit Agreement dated as of April 30, 1997, as amended, between the Borrower and Bank of America National Trust and Savings Association.

         "EXISTING SUBORDINATED INDENTURE": the Indenture dated as of August 15, 1993 between the Borrower and Continental Bank, National Association, as trustee, pursuant to which the Existing Subordinated Notes were issued, as in effect on the date hereof.

         "EXISTING SUBORDINATED NOTES": the $100,000,000 in aggregate principal amount of 9-1/4% Senior Subordinated Notes Due 2003 issued by the Borrower, as in effect on the date hereof.

         "FACILITY": each of (a) the Tranche A Term Loan Commitments and the Tranche A Term Loans made thereunder (the "TRANCHE A TERM LOAN FACILITY"), (b) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the "TRANCHE B TERM LOAN FACILITY"), and (c) the Revolving Credit Commitments and the extensions of credit made thereunder (the "REVOLVING CREDIT FACILITY").

         "FINANCING LEASE": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

         "FOREIGN SUBSIDIARY": any Subsidiary other than a Domestic Subsidiary.

         "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

         "GC CANADA": General Chemical Canada Ltd., a Canadian corporation and a Subsidiary of the Borrower.

         "GC CANADA SENIOR NOTES": the 9.09% Senior Notes of GC Canada due May 20, 1999 in the original principal amount of $52,000,000, as the same may be amended, modified, supplemented, replaced or refinanced from time to time.

         "GC CANADA WORKING CAPITAL FACILITY": the Credit Agreement, dated as of June 22, 1992, between GC Canada and The Toronto-Dominion Bank, as the same may be amended, modified, supplemented, replaced or refinanced from time to time.

         "GENCHEM": General Chemical Corporation, a Delaware corporation.

         "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof and any entity (including the National Association of Insurance Commissioners) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "GUARANTEE AND PLEDGE AGREEMENT": the Guarantee and Pledge Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit E, as the same may be amended, supplemented or otherwise modified from time to time.

         "GUARANTEE OBLIGATION": as to any Person (the "GUARANTEEING PERSON"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "PRIMARY OBLIGATIONS") of any other third Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or
(iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such

Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

         "HAZARDOUS MATERIALS": any hazardous materials, hazardous wastes, hazardous constituents or hazardous or toxic substances defined or regulated as such in or under any Environmental Law, and including, without limitation, petroleum products (including crude oil or any fraction thereof), asbestos in friable form, polychlorinated biphenyls, and urea formaldehyde insulation.

         "INDEBTEDNESS": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder,
(d) all obligations of such Person under Financing Leases, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person and (f) the lesser of (i) all liabilities secured by any Lien on any property owned by such Person when such Person has not assumed or otherwise become liable for the payment thereof and (ii) the fair market value of any such property; PROVIDED that Indebtedness shall not be deemed to include any indebtedness which has been "economically defeased" or "in-substance defeased" within the meaning of and in accordance with Standard No. 76 of the Financial Accounting Standards Board.

         "INSOLVENCY": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

         "INSOLVENT": pertaining to a condition of Insolvency.

         "INTEREST PAYMENT DATE": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Credit Loan that is an ABR Loan), the date on which such Loan is converted into another Type of Loan or on which any repayment or prepayment is made in respect thereof and (e) as to any Revolving Credit Loan, the Revolving Credit Termination Date or such earlier date as the Commitments shall terminate as provided herein.

         "INTEREST PERIOD": with respect to any Eurodollar Loan:

                  (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                  (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of then current Interest Period with respect thereto;

PROVIDED that, each of the foregoing provisions relating to Interest Periods is subject to the following:

                  (1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (2) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, shall end on the Revolving Credit Termination Date or such due date, as applicable;

                  (3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                  (4) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

         "INTEREST RATE PROTECTION OBLIGATIONS": the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

         "INVESTMENT": as defined in subsection 7.10.

         "ISSUING BANK": Chase or any Affiliate thereof, including the Designated Issuer, or any successor thereto, each in its capacity as issuer of any Letter of Credit.

         "L/C COMMITMENT": $50,000,000, as such amount may be reduced from time to time in accordance with this Agreement.

         "L/C FEE PAYMENT DATE": the last day of each March, June, September and December.

         "L/C OBLIGATIONS": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a).

         "LETTERS OF CREDIT": as defined in subsection 3.1(a).

         "LEVERAGE RATIO": as at the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Total Indebtedness as at such day to (b) Consolidated Cash Flow for the period of four fiscal quarters ending on such day.

         "LIEN": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

         "LOAN DOCUMENTS": the collective reference to this Agreement, the Notes, the Applications and the Security Documents.

         "LOAN PARTIES": the Borrower and each of its Subsidiaries party to a Loan Document.

         "LOANS": any loan made by any Lender pursuant to this Agreement.

         "MAJORITY FACILITY LENDERS": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).

         "MAJORITY REVOLVING CREDIT FACILITY LENDERS": the Majority Facility Lenders in respect of the Revolving Credit Facility.

         "MANAGEMENT AGREEMENT": the Management Agreement dated as of January 1, 1995 between the Borrower and Latona Associates Inc., as such agreement may be amended, supplemented or otherwise modified or replaced from time to time in accordance with subsection 7.11.

         "MATERIAL ADVERSE EFFECT": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, other than events, developments or circumstances disclosed in the 1997 10-K or the Confidential Information Memorandum, or (b) the validity or enforceability of this Agreement, any of the Notes, any Application or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder. The Lenders acknowledge that the 1997 10-K and the Confidential Information Memorandum make certain disclosures (the "DISCLOSED MATTERS") relating to the Borrower and its Subsidiaries and that the Disclosed Matters, in and of themselves, as reported in the 1997 10-K and the Confidential Information Memorandum, do not constitute a Material Adverse Effect. The Lenders reserve their rights, however, with respect to any material adverse development or event that occurs (or as to which the Lenders obtain knowledge) with respect to the Disclosed Matters after the Closing Date.

         "MATERIAL FOREIGN SUBSIDIARY": any Material Subsidiary organized under the laws of any jurisdiction (other than the United States or any jurisdiction therein).

         "MATERIAL SUBSIDIARY": at any date of determination, any Subsidiary of the Borrower (i) the gross revenues of which aggregated at least 5% of the aggregate gross revenues of the Borrower and its Subsidiaries for the most recent period of twelve consecutive months ending prior to such date or (ii) the book value of the assets of which aggregated at least 10% of the aggregate book value of the assets of the Borrower and its Subsidiaries as at the last day of the most recently ended fiscal month of the Borrower.

         "MOODY'S": Moody's Investors Services, Inc.

         "MULTIEMPLOYER PLAN": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "NET CASH PROCEEDS": (a) when used in respect of any Asset Sale or Recovery Event by or with respect to the Borrower or any of its Subsidiaries, the gross proceeds received by such Person in Cash and Cash Equivalents (including payment in respect of deferred payment obligations but only when received in the form of Cash and Cash Equivalents), from such Asset Sale or Recovery Event less (i) all legal, accounting, title, recording and transfer tax expenses, commissions and other customary fees and expenses incurred, and all other federal, state and local taxes assessed, in connection therewith, (ii) the principal amount of, premium, if any, and interest on, any Indebtedness (other than the Loans and L/C Obligations) which is secured by the assets which are the subject of such Asset Sale or Recovery Event and which is required to be repaid in connection with such Asset Sale or Recovery Event and (iii) amounts to be provided by such Person as a reserve, in accordance with GAAP, against any liabilities associated with any such Asset Sale or Recovery Event and retained by such Person after such Asset Sale or Recovery Event, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Asset Sale or Recovery Event, and (b) when used in respect of the incurrence of Indebtedness by the Borrower or any of its Subsidiaries, the gross proceeds received by such Person in Cash and Cash Equivalents from such incurrence less all legal expenses, commissions and other fees and expenses incurred or to be incurred in connection therewith.

         "NHO CANADA": NHO Canada Holding, Inc., a Delaware corporation.

         "1997 10-K": the Borrower's annual report on Form 10-K filed with the Securities and Exchange Commission for its fiscal year ended December 31, 1997.

         "NON-EXCLUDED TAXES": as defined in subsection 2.18.

         "NOTES": the collective reference to any promissory notes evidencing the Loans.

         "OBLIGATIONS": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Interest Rate Protection Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Interest Rate Protection Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

         "PARTICIPANT": as defined in subsection 11.6(b).

         "PARTICIPATING BANK": any Revolving Credit Lender (other than the Issuing Bank) with respect to its participating interest in each Letter of Credit; PROVIDED that each Revolving Credit Lender (including the Issuing Bank, if a Lender) shall be deemed to be a Participating Bank with respect to any Letter of Credit issued by the Designated Issuer.

         "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

         "PERMITTED ACQUISITION": any acquisition made pursuant to subsection 7.10(g).

         "PERMITTED DESIGNEE": with respect to any Permitted Holder (i) a spouse or a child (in the case of an individual) of such Permitted Holder, (ii) any trust for the benefit of such Permitted Holder or a spouse or child of such Permitted Holder, (iii) in the event of the death or incompetence of such Permitted Holder, such Permitted Holder's estate, heirs, executor, administrator, committee or other court appointed representative, (iv) any foundation or not for profit organization established by a Permitted Holder or
(v) any Person so long as a Permitted Holder is the "beneficial owner" (as defined in clause (i) of the definition of "Change in Control") of at least 51% of the Voting Stock of such Person.

         "PERMITTED HOLDERS": Paul M. Meister, Paul M. Montrone, Richard R. Russell and their Permitted Designees.

         "PERMITTED INVESTMENTS": Investments permitted by subsection 7.10.

         "PERMITTED SUBORDINATED INDEBTEDNESS": unsecured Indebtedness of the Borrower which (i) is subordinated in right of payment to all Obligations of the Borrower on terms reasonably satisfactory to the Required Lenders (and, if such Indebtedness is guaranteed by any Subsidiary of the Borrower, such guarantee is subordinated in right of payment to all obligations of such Subsidiary under the Loan Documents on terms reasonably satisfactory to the Required Lenders), (ii) contains covenants and events of default which, taken as a whole, are substantially similar to those applicable to the Tranche B Term Loan Facility under this Agreement or are otherwise reasonably satisfactory to the Required Lenders and (iii) has no scheduled or mandatory payments in respect of principal (whether by scheduled amortization, redemption, purchase or otherwise) prior to June 30, 2006.

         "PERSON": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "PLAN": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "PLEDGED STOCK": as defined in the Guarantee and Pledge Agreement.

         "PRICING GRID": the pricing grid attached hereto as Annex A.

         "PRODUCTIVE ASSETS": assets (including Capital Stock of a Person that directly or indirectly owns assets) of a kind used or usable in the Borrower's business, or related to such business, as conducted on the date of the relevant Asset Sale or Recovery Event.

         "PRO FORMA BALANCE SHEET": as defined in subsection 4.1(b).

         "PROPERTIES": as defined in subsection 4.16.

         "QUALIFYING ESOP PURCHASES": at any time, an amount equal to the aggregate Net Cash Proceeds theretofore received by the Borrower from the issuance or sale of shares of its Capital Stock (excluding Redeemable Stock) to an ESOP after April 1, 1998; provided that if such ESOP issues any Indebtedness for which the Borrower or any of its Subsidiaries has a Guarantee Obligation or is otherwise liable, such aggregate Net Cash Proceeds shall be counted only to the extent of any increase in the Consolidated Net Worth of the Borrower theretofore resulting from principal repayments made by such ESOP with respect to Indebtedness issued by it to finance the purchase of such shares.

         "RECOVERY EVENT": any settlement of or payment in excess of $500,000 in any transaction or series of related transactions in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

         "REDEEMABLE STOCK": any class or series of Capital Stock that (i) by its terms or otherwise is required to be redeemed prior to June 30, 2006, (ii) is redeemable at the option of the holder thereof at any time prior to June 30, 2006 or (iii) is exchangeable into any Capital Stock described in clause (i) or
(ii) above.

         "REFINANCING": the collective reference to (i) the execution and delivery of this Agreement and the making of the initial Loans hereunder, (ii) the repayment in full and cancellation of the Existing Credit Agreements with the proceeds of a portion of the initial Loans hereunder and (iii) the cash collateralization of the Existing Subordinated Notes with the proceeds of a portion of the initial Loans hereunder and the delivery of an irrevocable notice of redemption by the Borrower to the trustee under the Existing Subordinated Indenture requiring the redemption of the Existing Subordinated Notes on or prior to August 31, 1998.

         "REFINANCING INDEBTEDNESS": as defined in subsection 7.2(o).

         "REGISTER": as defined in subsection 11.6(d).

         "REGULATION U": Regulation U of the Board as in effect from time to time.

         "REHEIS IRELAND CREDIT FACILITY": as defined in subsection 7.2(f).

         "REIMBURSEMENT OBLIGATION": the obligation of the Borrower to reimburse the Issuing Banks pursuant to subsection 3.5(a) for amounts drawn under Letters of Credit.

         "REINVESTMENT DEFERRED AMOUNT": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith which are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to subsection 2.9(d) as a result of the delivery of a Reinvestment Notice.

         "REINVESTMENT EVENT": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

         "REINVESTMENT NOTICE": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire Productive Assets.

         "REINVESTMENT PREPAYMENT AMOUNT": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire Productive Assets.

         "REINVESTMENT PREPAYMENT DATE": with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and
(b) the date on which the Borrower shall have determined not to acquire Productive Assets with all or any portion of the relevant Reinvestment Deferred Amount.

         "REORGANIZATION": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

         "REPORTABLE EVENT": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Sec. 2615.

         "REQUIRED BASIC LENDERS": at any time, Revolving Credit Lenders and Tranche A Term Loan Lenders the Total Credit Percentages (calculated for this purpose without giving effect to any outstanding Tranche B Term Loans) of which aggregate more than 50%.

         "REQUIRED LENDERS": at any time, Lenders the Total Credit Percentages of which aggregate more than 50%.

         "REQUIRED RELEASE LENDERS": at any time (i) Required Basic Lenders and
(ii) Tranche B Term Loan Lenders the Tranche B Term Loan Percentages of which aggregate more than 50%.

         "REQUIRED TRANCHE B TERM LOAN LENDERS": at any time, Tranche B Term Loan Lenders the Tranche B Term Loan Percentages of which aggregate more than 50%.

         "REQUIREMENT OF LAW": as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "RESPONSIBLE OFFICER": the chief executive officer, the president or any vice president of the Borrower or GenChem or, with respect to financial matters, the chief financial officer of the Borrower or GenChem.

         "RESTRICTED INVESTMENT": any Investment other than those permitted by clauses (a) - (i) of subsection 7.10.

         "RESTRICTED PAYMENT": as defined in subsection 7.8.

         "REVOLVING CREDIT COMMITMENT": as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on Schedule I, as the same may be changed from time to time pursuant to the terms hereof.

         "REVOLVING CREDIT COMMITMENT PERIOD": the period from and including the Closing Date to the Revolving Credit Termination Date.

         "REVOLVING CREDIT LENDER": each Lender which has a Revolving Credit Commitment or which is the holder of Revolving Credit Loans.

         "REVOLVING CREDIT LOANS": as defined in subsection 2.1.

         "REVOLVING CREDIT PERCENTAGE": as to any Revolving Credit Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans then outstanding).

         "REVOLVING CREDIT TERMINATION DATE": June 15, 2004.

         "REVOLVING EXTENSIONS OF CREDIT": as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (b) such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding.

         "RICHMOND LITIGATION": all suits, claims and other litigation arising out of the explosion on July 26, 1993 at the Borrower's Richmond, California plant which led to the release of sulfur trioxide into the atmosphere.

         "SANDCO": Sandco Automotive Ltd., an Ontario corporation.

         "SANDCO CREDIT FACILITY": the Credit Facility dated as of February 6, 1998 in the original principal amount of C$10,000,000 by and between Sandco and The Bank of Nova Scotia, as the same may be amended, modified, supplemented, replaced or refinanced from time to time.

         "SECURITY DOCUMENTS": the collective reference to the Guarantee and Pledge Agreement and all other documents or instruments hereafter delivered to or for the benefit of the Administrative Agent and the Lenders granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower hereunder, under the Notes and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

         "SENIOR LEVERAGE RATIO": as at the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Total Indebtedness less the amount of Permitted Subordinated Indebtedness as at such day to (b) Consolidated Cash Flow for the period of four fiscal quarters ending on such day.

         "SINGLE EMPLOYER PLAN": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

         "SODA ASH PARENT AGREEMENT": the Amended and Restated Parent Guaranty and Transfer Agreement dated June 30, 1992 and executed by New Hampshire Oak, Inc., ACI International Limited and TOSOH America, Inc., as the same may be amended, modified or supplemented from time to time.

         "SODA ASH PARTNERS": General Chemical (Soda Ash) Partners, a Delaware general partnership.

         "SODA ASH PARTNERSHIP AGREEMENT": the Second Amended and Restated Partnership Agreement of General Chemical (Soda Ash) Partners, dated June 30, 1992 and executed by the Borrower, AGI and TOSOH, setting forth the respective rights and duties of the general partners of Soda Ash Partners, as such agreement may be amended, supplemented, replaced or otherwise modified from time to time in accordance with subsection 7.11.

         "SOLVENT": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

         "S&P": Standard & Poor's Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

         "SUBSIDIARY": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower, which shall include, without limitation, Soda Ash Partners.

         "SUBSIDIARY GUARANTOR": each Domestic Subsidiary of the Borrower other than (i) Soda Ash Partners and (ii) any Domestic Subsidiary less than 80% of the common Equity Interests of which is owned by the Borrower or its other Subsidiaries.

         "TERM LOAN LENDERS": the collective reference to the Tranche A Term Loan Lenders and the Tranche B Term Loan Lenders.

         "TERM LOANS": the collective reference to the Tranche A Term Loans and Tranche B Term Loans.

         "TOSOH": TOSOH Wyoming, Inc., a Delaware corporation.

         "TOTAL CREDIT PERCENTAGE": as to any Lender at any time, the percentage of the aggregate Revolving Credit Commitments, outstanding Tranche A Term Loans and outstanding Tranche B Term Loans then constituted by its Revolving Credit Commitment, outstanding Tranche A Term Loans and outstanding Tranche B Term Loans (or, if the Revolving Credit Commitments have terminated or expired, the percentage of the aggregate outstanding Revolving Credit Loans, outstanding Term Loans and interests in the outstanding L/C Obligations then constituted by its outstanding Revolving Credit Loans, outstanding Term Loans and interests in outstanding L/C Obligations).

         "TOTAL REVOLVING CREDIT COMMITMENTS": at any time, the aggregate amount of the Revolving Credit Commitments then in effect. The original amount of the Total Revolving Credit Commitments is $300,000,000.

         "TOTAL REVOLVING EXTENSIONS OF CREDIT": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

         "TRANCHE A TERM LOAN": as defined in Section 2.3(a).

         "TRANCHE A TERM LOAN COMMITMENT": as to any Lender, the obligation of such Lender, if any, to make a Tranche A Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche A Term Loan Commitment" opposite such Lender's name on Schedule I. The original aggregate amount of the Tranche A Term Loan Commitments is $100,000,000.

         "TRANCHE A TERM LOAN LENDER": each Lender which has a Tranche A Term Loan Commitment or is the holder of a Tranche A Term Loan.

         "TRANCHE A TERM LOAN PERCENTAGE": as to Tranche A Term Loan Lender at any time, the percentage which such Lender's Tranche A Term Loan Commitment then constitutes of the aggregate Tranche A Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).

         "TRANCHE B TERM LOAN": as defined in Section 2.3(b).

         "TRANCHE B TERM LOAN COMMITMENT": as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche B Term Loan Commitment" opposite such Lender's name on Schedule I thereto. The original aggregate amount of the Tranche B Term Loan Commitments is $200,000,000.

         "TRANCHE B TERM LOAN LENDER": each Lender which has a Tranche B Term Loan Commitment or which is the holder of a Tranche B Term Loan.

         "TRANCHE B TERM LOAN PERCENTAGE": as to any Lender at any time, the percentage which such Lender's Tranche B Term Loan Commitment then constitutes of the aggregate Tranche B Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding); PROVIDED, that solely for purposes of calculating the amount of each installment of Tranche B Term Loans (other than the last installment) payable to a Tranche B Term Loan Lender pursuant to Section 2.5(b), such Term Loan Lender's Tranche B Term Loan Percentage shall be calculated without giving effect to any portion of any prior mandatory or optional prepayment attributable to such Term Loan Lender's Tranche B Term Loans which shall have been declined by such Term Loan Lender (or, in the case of any Term Loan Lender which shall have acquired its Tranche B Term Loans by assignment from another Person, by such other Person).

         "TRANSFEREE": as defined in subsection 11.6(f).

         "TYPE": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

         "UNIFORM CUSTOMS": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

         "VOTING STOCK": Capital Stock of a Person normally entitled to vote in the election of directors (or other persons exercising similar functions) of such Person.

         "WHOLLY OWNED SUBSIDIARY": of any Person, a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

         1.2 OTHER DEFINITIONAL PROVISIONS. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes and the other Loan Documents or any certificate or other document made or delivered pursuant hereto.

         (b) As used herein and in the Notes and the other Loan Documents, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection
1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

         (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                   SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

         2.1 REVOLVING CREDIT COMMITMENTS. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans ("REVOLVING CREDIT LOANS") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Credit Percentage of then outstanding L/C Obligations, does not exceed the amount of such Lender's Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

         (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections
2.2 and 2.10, provided that no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

         2.2 PROCEDURE FOR REVOLVING CREDIT BORROWING. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, PROVIDED that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amounts of such Type of Loan and the lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to
(x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if then Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 11.2 prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Credit Lenders and in like funds as received by the Administrative Agent.

         2.3 TERM LOAN COMMITMENTS. Subject to the terms and conditions hereof
(a) each Tranche A Term Loan Lender severally agrees to make a term loan (a "TRANCHE A TERM LOAN") to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche A Term Loan Commitment of such Lender and (b) each Tranche B Term Loan Lender severally agrees to make a term loan (a "TRANCHE B TERM LOAN") to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche B Term Loan Commitment of such Lender. The Tranche A Term Loans and Tranche B Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.4 and 2.10.

         2.4 PROCEDURE FOR TERM LOAN BORROWING. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Loan Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 11.2 an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit to the account of the Borrower on the books of such office the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders in immediately available funds.

         2.5 REPAYMENT OF TERM LOANS. (a) The Tranche A Term Loan of each Tranche A Lender shall mature in consecutive quarterly installments on the dates set forth below, each of which shall be in an amount equal to such Lender's Tranche A Term Loan Percentage multiplied by the amount set forth below opposite such installment:

         Installment       Principal Amount
         -----------       ----------------

        March 31, 2000              $1,250,000
        June 30, 2000               $1,250,000
        September 30, 2000          $1,250,000
        December 31, 2000           $1,250,000
        March 31, 2001              $1,250,000
        June 30, 2001               $1,250,000
        September 30, 2001          $3,125,000
        December 31, 2001           $3,125,000
        March 31, 2002              $3,125,000
        June 30, 2002               $3,125,000
        September 30, 2002          $7,500,000
        December 31, 2002           $7,500,000
        March 31, 2003              $7,500,000
        June 30, 2003               $7,500,000
        September 30, 2003         $12,500,000
        December 31, 2003          $12,500,000
        March 31, 2004             $12,500,000
        June 15, 2004              $12,500,000

         (b) The Tranche B Term Loan of each Tranche B Lender shall mature in consecutive quarterly installments on the dates set forth below, each of which shall be in an amount equal to such Lender's Tranche B Term Loan Percentage multiplied by the amount set forth below opposite such installment:

                                                                              27


         Installment            Principal Amount
         -----------            ----------------

       September 30, 1998          $500,000
       December 31, 1998           $500,000
       March 31, 1999              $500,000
       June 30, 1999               $500,000
       September 30, 1999          $500,000
       December 31, 1999           $500,000
       March 31, 2000              $500,000
       June 30, 2000               $500,000
       September 30, 2000          $500,000
       December 31, 2000           $500,000
       March 31, 2001              $500,000
       June 30, 2001               $500,000
       September 30, 2001          $500,000
       December 31, 2001           $500,000
       March 31, 2002              $500,000
       June 30, 2002               $500,000
       September 30, 2002          $500,000
       December 31, 2002           $500,000
       March 31, 2003              $500,000
       June 30, 2003               $500,000
       September 30, 2003          $500,000
       December 31, 2003           $500,000
       March 31, 2004              $500,000
       June 30, 2004               $500,000
       September 30, 2004          $500,000
       December 31, 2004           $500,000
       March 31, 2005              $500,000
       June 30, 2005               $500,000
       September 30, 2005       $46,500,000
       December 31, 2005        $46,500,000
       March 31, 2006           $46,500,000
       June 15, 2006            $46,500,000


         2.6 REPAYMENT OF LOANS; EVIDENCE OF DEBT. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be,
(i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 9) and (ii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in subsection 2.5 (or on such earlier date on which the Loans become due and payable pursuant to Section 9). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.12.

         (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

         (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and
(iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

         (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.6(b) shall, to the extent permitted by applicable law, be PRIMA FACIE evidence of the existence and amounts of the obligations of the Borrower therein recorded; PROVIDED, HOWEVER, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

         (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans or Revolving Credit Loans, as the case may be, of such Lender, substantially in the forms of Exhibit F-1 or F-2, respectively, with appropriate insertions as to date and principal amount.

         2.7 COMMITMENT FEE.(a) Subject to subsection 2.15(b)(ii), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the first day of the Revolving Credit Commitment Period to the Revolving Credit Termination Date, computed at the Commitment Fee Rate on and after the Closing Date, on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the Closing Date.

         (b) The Borrower agrees to pay to the Administrative Agent, the Syndication Agent and the Documentation Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent, Syndication Agent and Documentation Agent, respectively.

         2.8 OPTIONAL TERMINATION OR REDUCTION OF REVOLVING CREDIT
COMMITMENTS. The Borrower shall have the right, upon not less than five Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments, PROVIDED that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans then outstanding, when added to then outstanding L/C Obligations, would exceed the Revolving Credit Commitments then in effect. Any such partial reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

         2.9 OPTIONAL PREPAYMENTS; MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS. (a) The Borrower may on the last day of any Interest Period with respect thereto, in the case of Eurodollar Loans, or at any time and from time to time, in the case of ABR Loans, prepay the Loans, in whole or in part, without premium (except, in the case of Tranche B Term Loans, as set forth below in the last sentence of this paragraph (a)) or penalty, upon at least three Business Days' irrevocable notice in the case of Eurodollar Loans, and upon at least one Business Day's irrevocable notice in the case of ABR Loans, to the Administrative Agent, specifying the date and amount of prepayment and whether the prepayment is of (i) Term Loans, Revolving Credit Loans or a combination thereof and (ii) Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 2.19 and, in the case of prepayments of the Term Loans only, accrued interest to such date on the amount prepaid. Optional prepayment of the Tranche B Term Loans shall be accompanied by a ratable prepayment of the Tranche A Term Loans (based on the respective outstanding principal amounts thereof) until the Tranche A Term Loans are paid in full and then by a ratable reduction in the Revolving Credit Commitments (based on the respective outstanding principal amounts of the Tranche B Term Loans and the aggregate amount of the Revolving Credit Commitments). Partial prepayments of the Term Loans shall be applied PRO RATA to the respective installments of principal thereof; provided however that Revolving Credit Loans and Tranche A Term Loans may be prepaid without prepayment of Tranche B Term Loans. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Optional prepayments of the Tranche B Term Loans under this subsection 2.9(a) shall be accompanied by a prepayment premium on the principal amount prepaid equal to (A) 3% to the first anniversary of the Closing Date, (B) 2% thereafter to the second anniversary of the Closing Date and (c) 1% thereafter to the third anniversary of the Closing Date.

         (b) If, at any time during the Revolving Credit Commitment Period, the aggregate Revolving Credit Extensions of Credit exceed the aggregate Revolving Credit Commitments then in effect, the Borrower shall, without notice or demand, immediately repay the Revolving Credit Loans in an aggregate principal amount equal to such excess, together with interest accrued to the date of such payment or prepayment and any amounts payable under subsection 2.19. To the extent that after giving effect to any prepayment of the Revolving Credit Loans required by the preceding sentence, the aggregate Revolving Credit Extensions of Credit exceed the aggregate Revolving Credit Commitments then in effect, the

Borrower shall, without notice or demand, immediately cash collateralize the then outstanding L/C Obligations in an amount equal to such excess in accordance with paragraph (h) below.

         (c) If any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (other than Indebtedness permitted to be incurred under subsection
7.2 as in effect on the Closing Date, including Indebtedness the proceeds of which are used to finance Permitted Acquisitions), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in subsection 2.9(g) and subject to subsection 2.9(f).

         (d) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then (i) unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in subsection 2.9(g) and subject to subsection 2.9(f) or (ii) if a Reinvestment Notice has been delivered in respect thereof, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in subsection 2.9(g). Notwithstanding the foregoing, all Net Cash Proceeds in excess of $50,000,000 received in any fiscal year shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in subsection 2.9(g).

         (e) On the date of any Change in Control the Borrower shall prepay the Tranche B Term Loans, subject to subsection 2.9(f). Each such prepayment pursuant to this paragraph (e) shall be accompanied by a prepayment premium of 1% on the principal amount prepaid.

         (f) Notwithstanding anything to the contrary in this subsection 2.9, so long as any Tranche A Term Loans are outstanding, each Tranche B Term Loan Lender may, at its option, decline the portion of any mandatory payment applicable to the Tranche B Term Loans of such Lender; accordingly, with respect to the amount of any mandatory prepayment described in this subsection 2.9 that is allocated to Tranche B Term Loans (such amounts, the "TRANCHE B PREPAYMENT AMOUNT") at any time when Tranche A Term Loans remain outstanding, the Borrower will in the case of any mandatory prepayment required to be made pursuant to this subsection 2.9, in lieu of applying such amount to the prepayment of Tranche B Term Loans, as provided in subsection 2.9(g), on the date specified in this subsection 2.9 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Tranche B Lender a notice (each, a "PREPAYMENT OPTION NOTICE") as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Tranche B Term Loan Lender a Prepayment Option Notice, which shall be in the form of Exhibit G, and shall include an offer by the Borrower to prepay on the date (each a "PREPAYMENT DATE") that is 10 Business Days after the date of the Prepayment Option Notice the Tranche B Term Loans of such Lender by an amount equal to the portion of the Tranche

B Prepayment Amount indicated in such Lender's Prepayment Option Notice as being applicable to such Lender's Tranche B Term Loans. On the Prepayment Date (i) the Borrower shall pay to the Administrative Agent the aggregate amount necessary to prepay that portion of the outstanding Tranche B Term Loans in respect of which Tranche B Term Loan Lenders have accepted prepayment as described above (such Lenders, the "ACCEPTING LENDERS"), and such amount shall be applied to reduce the Tranche B Prepayment Amounts with respect to each Accepting Lender, (ii) subject to the following clause (iii), the Borrower shall pay to the Administrative Agent an amount equal to the portion of the Tranche B Prepayment Amount not accepted by the Accepting Lenders, and such amount shall be applied to the prepayment of the Tranche A Term Loans and the Tranche B Term Loans held by Tranche B Term Loan Lenders who are Accepting Lenders (ratably based on the respective outstanding principal amounts thereof), and (iii) if the prepayment giving rise to a Prepayment Option Notice is a result of a Change in Control, the Borrower shall be entitled to retain the remaining portion of the Tranche B Prepayment Amount not accepted by the Accepting Lenders.

         (g) Amounts to be applied in connection with prepayments and Revolving Credit Commitment reductions made pursuant to this subsection 2.9 shall be applied, FIRST, to the prepayment of the Term Loans and, SECOND, to reduce permanently the Revolving Credit Commitments. Any such reduction of the Revolving Credit Commitments shall be accompanied by prepayment of the Revolving Credit Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Credit Commitments as so reduced, PROVIDED that if the aggregate principal amount of Revolving Credit Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders in accordance with paragraph
(h) below. The application of any prepayment pursuant to this subsection shall be made first to ABR Loans and second to Eurodollar Loans. Each prepayment of the Loans under this subsection 2.9 (except in the case of Revolving Credit Loans that are ABR Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

         (h) The cash collateralization of L/C Obligations shall be accomplished by the Borrower depositing an amount equal to such L/C Obligations in a cash collateral account opened by the Administrative Agent. This account shall bear interest which shall, so long as no Event of Default has occurred and is continuing, be payable to the Borrower (and, if an Event of Default shall have occurred, such interest shall remain in such account until such Event of Default ceases to exist or the Administrative Agent has applied such interest to payment of the Obligations). The Borrower shall have no right to withdraw any amount from such cash collateral account; PROVIDED that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Administrative Agent shall, from time to time, release an amount of cash collateral equal to the excess of all cash collateral then on deposit in such cash collateral account over the then outstanding L/C Obligations and accrued interest thereon. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Participating Banks, a security interest in such cash collateral (in whatever form) and the proceeds thereof to secure all such L/C Obligations. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of such L/C Obligations. The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Banks and the Participating Banks, such further documents and instruments as the Administrative Agent may reasonably request to evidence the creation and perfection of such security interest in such cash collateral account.

         (i) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made PRO RATA according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders (except as otherwise provided in paragraph (f) above). The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loans and Tranche B Term Loans, as the case may be, PRO RATA based upon the then remaining principal amount thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

         2.10 CONVERSION AND CONTINUATION OPTIONS. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, PROVIDED that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, PROVIDED that (i) no Loan may be converted into a Eurodollar Loan under a particular Facility when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders under such Facility have determined not to permit such conversions and (ii) no Loan under a particular Facility may be converted into a Eurodollar Loan after the date that is one month prior to the final scheduled termination or maturity date of such Facility.

         (b) Any Eurodollar Loans may be continued as such upon the expiration of then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, PROVIDED that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders under such Facility have determined not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility and PROVIDED, FURTHER, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

         2.11 MINIMUM AMOUNTS OF TRANCHES. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

         2.12 INTEREST RATES AND PAYMENT DATES. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

         (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

         (c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y), to the extent permitted by applicable law, in the case of overdue interest, commitment fee or other amount, the rate described in paragraph (b) for the applicable Facility (or, if there is no applicable Facility, for the Revolving Credit Facility) of this subsection plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

         (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

         2.13 COMPUTATION OF INTEREST AND FEES. (a) Commitment fees, commissions and interest shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

         (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 2.12(a).

         2.14 INABILITY TO DETERMINE INTEREST RATE. If prior to the first day of any Interest Period:

                  (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                  (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans,
(y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans under the relevant Facility shall be converted to or continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

         2.15 PRO RATA TREATMENT AND PAYMENTS. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche A Term Loan Percentages, Tranche B Term Loan Percentages or Revolving Credit Commitment Percentages, as the case may be, of the relevant Lenders. Each payment (other than prepayments) on account of principal of and interest on the Loans, each payment in respect of fees payable hereunder and each payment in respect of Reimbursement Obligations shall be applied to the amounts of such obligations owing to the Lenders PRO RATA according to the respective amounts then due and owing to the Lenders, except to the extent otherwise required by clause (ii) of subsection 2.15(b), by subsection 2.18 or by subsection 2.21. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in subsection 11.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

         (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender (any such Lender, a "NON-FUNDING LENDER") within three Business Days of such Borrowing Date, (i) the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower, (ii) the commitment fee of such Non-Funding Lender referred to in subsection 2.7 shall not accrue during the period commencing on such Borrowing Date and ending on the date on which such Non-Funding Lender makes available to the Administrative Agent its share of such borrowing and (iii) the Borrower shall have the right to replace such Non-Funding Lender in accordance with subsection 2.21.

         2.16 ILLEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled; PROVIDED that any request by the Borrower pursuant to subsection 2.2, 2.4 or 2.10 for a Eurodollar Loan shall, as to such Lender, be deemed to be a request for an ABR Loan, and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 2.19.

         2.17 REQUIREMENTS OF LAW. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any

Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                  (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 2.18 and taxes on the overall net income of such Lender);

                  (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate; or

                  (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, within 15 days after receipt by the Borrower of a certificate referred to in the second succeeding sentence, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive for one hundred eighty (180) days after the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

         2.18 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes or franchise taxes imposed in lieu of net income taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("NON-EXCLUDED TAXES") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes, PROVIDED, HOWEVER, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph
(b) of this subsection. Each Lender shall promptly notify the Borrower of a change in such Lender's tax status that would require the Borrower to withhold and/or pay any amounts under this paragraph (a). Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence within 30 days of written request therefor by the Administrative Agent or such Lender, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

                  (X) (i) before the first payment date after it becomes a party to this Agreement (or, in the case of a Participant, before the first payment date after it becomes a Participant) deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

                  (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

                  (iii) obtain such extensions of time for filing and file such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; and

                  (Y) in the case of any such Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (i) represent to the Borrower (for the benefit of the Borrower and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (ii) agree to furnish to the Borrower on or before the date of any payment by the Borrower, with a copy to the Administrative Agent,
         (A) a certificate substantially in the form of Exhibit H (any such certificate a "U.S. Tax Compliance Certificate") and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8, or successor applicable form certifying to such Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes (and to deliver to the Borrower and the Administrative Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form, and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms), and (iii) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as amy be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes;

unless in the case of forms delivered pursuant to subparagraph (X)(ii) or (iii) or (Y), an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to subsection 11.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

         (c) If a Lender or the Administrative Agent shall become aware in its sole and good faith judgment that it is entitled to receive a refund in respect of Non-Excluded Taxes as to which it has received additional amounts from the Borrower pursuant to subsection 2.18(a), it shall promptly notify the Borrower of the availability of such refund and within 30 days after receipt of a request by the Borrower, apply for such refund at the Borrower's expense. If any Lender or the Administrative Agent receives a refund in respect of Non-Excluded Taxes as to which it has received additional amounts from the Borrower pursuant to subsection 2.18(a), it shall promptly repay such refund to the Borrower, PROVIDED, HOWEVER, that if any Lender or the Administrative Agent receives a refund which it must subsequently return to the applicable taxing authority after the Borrower has already been repaid, the Borrower agrees to promptly return the amount of such repayment to the Lender or Administrative Agent.

         2.19 INDEMNITY. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any reasonably foreseeable loss or expense which such Lender may sustain or incur caused by (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification shall include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         2.20 CHANGE OF LENDING OFFICE. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17 or 2.18(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; PROVIDED, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and PROVIDED, FURTHER, that nothing in this subsection shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.17 or 2.18(a).

         2.21 REPLACEMENT OF LENDERS UNDER CERTAIN CIRCUMSTANCES. The Borrower shall be permitted to replace any Lender which (a) requests reimbursement for amounts owing pursuant to Section 2.17 or 2.18 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; PROVIDED that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under subsection
2.20 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.17 or 2.18, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under subsection 2.19 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent,
(vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of subsection 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to subsection 2.17 or 2.18, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.


                          SECTION 3. LETTERS OF CREDIT

         3.1. L/C COMMITMENT. (a) Subject to the terms and conditions hereof, each Issuing Bank, in reliance on the agreements of the Lenders set forth in subsection 3.4(a), agrees to issue letters of credit ("LETTERS OF CREDIT") for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Bank; PROVIDED that neither Issuing Bank shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate Available Revolving Credit Commitments would be less than zero.

         (b) Each Letter of Credit shall be denominated in Dollars and shall expire no later than the earlier of (i) 365 days after its date of issuance and
(ii) five Business Days prior to the Revolving Credit Termination Date.

         (c) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

         (d) Neither Issuing Bank shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Bank or any Participating Bank to exceed any limits imposed by, any applicable Requirement of Law.

         (e) Letters of credit issued under the Existing Revolving Credit Agreement shall be deemed to be Letters of Credit issued under this Agreement on the Closing Date.

         3.2. PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT. The Borrower may from time to time request that an Issuing Bank issue a Letter of Credit by delivering to such Issuing

Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Bank, and such other certificates, documents and other papers and information as such Issuing Bank may reasonably request. Upon receipt of any Application, such Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall an Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Bank and the Borrower. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower and to each Participating Bank promptly following the issuance thereof.


         3.3. FEES, COMMISSIONS AND OTHER CHARGES. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 1/10 of 1% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

         (b) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Bank for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit; provided that such costs and expenses are not paid by the Borrower under subsections 2.19, 3.5 and/or 11.5 of this Agreement.

         3.4. L/C PARTICIPATIONS. (a) Each Issuing Bank irrevocably agrees to grant and hereby grants to each Participating Bank, and, to induce the Issuing Banks to issue Letters of Credit hereunder, each Participating Bank irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Bank, on the terms and conditions hereinafter stated, for such Participating Bank's own account and risk an undivided interest equal to such Participating Bank's Revolving Credit Percentage in the relevant Issuing Bank's obligations and rights under each Letter of Credit issued by it hereunder in accordance with the terms hereof and the amount of each draft paid by such Issuing Bank thereunder. Each Participating Bank unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit for which such Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Participating Bank shall pay to such Issuing Bank upon demand at such Issuing Bank's address for notices specified herein an amount equal to such Participating Bank's Revolving Credit Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

         (b) If any amount required to be paid by any Participating Bank to an Issuing Bank pursuant to paragraph 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit is paid to such Issuing Bank after the date such payment is due, such Participating Bank shall pay to such Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate, as quoted by such Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of an Issuing Bank submitted to any Participating Bank with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

         (c) Whenever, at any time after an Issuing Bank has made payment under any Letter of Credit and has received from any Participating Bank its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Bank), or any payment of interest on account thereof, such Issuing Bank will distribute to such Participating Bank its pro rata share thereof; PROVIDED, HOWEVER, that in the event that any such payment received by an Issuing Bank shall be required to be returned by such Issuing Bank, such Participating Bank shall return to such Issuing Bank the portion thereof previously distributed by such Issuing Bank to it.

         3.5. REIMBURSEMENT OBLIGATION OF THE BORROWER. (a) The Borrower agrees to reimburse each Issuing Bank on each date on which such Issuing Bank notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Bank for the amount of (i) such draft so paid and (ii) any stamp taxes, fees, charges or other costs or expenses incurred by such Issuing Bank in connection with such payment. Each such payment shall be made to such Issuing Bank at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.

         (b) Subject to paragraph (c) immediately below, interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding ABR Loans under the Revolving Credit Facility which were then overdue.

         (c) So long as each of the conditions precedent specified in subsection
5.2 is satisfied at such time, each drawing under any Letter of Credit shall constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to subsection 2.2 of ABR Loans under the Revolving Credit Facility in an amount equal to the lesser of (i) the then aggregate Available Revolving Credit Commitments and (ii) the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing. Each Revolving Credit Lender will make the amount of its pro rata share of such borrowing available to the Administrative Agent at its office specified in subsection 11.2 by the close of business on such Borrowing Date (if such Lender receives notice of such borrowing in sufficient time to fund its portion of such borrowing on such Date, and otherwise on the next Business Day) in funds immediately available to the Administrative Agent. Such funds will then be made available by the Administrative Agent to the relevant Issuing Bank in satisfaction of the Borrower's obligation to reimburse such Issuing Bank pursuant to clause

(a) above. All ABR Loans deemed to be made pursuant to this paragraph (c) shall constitute Revolving Credit Loans for all purposes of this Agreement.

         3.6. OBLIGATIONS ABSOLUTE. (a) The Borrower's obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Bank or any beneficiary of a Letter of Credit.

         (b) The Borrower also agrees with each Issuing Bank that such Issuing Bank shall not be responsible for, and the Borrower's Reimbursement Obligations under subsection 3.5(a) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or
(iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.

         (c) Neither Issuing Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank's gross negligence or willful misconduct.

         (d) The Borrower agrees that any action taken or omitted by an Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Bank to the Borrower.

         3.7. LETTER OF CREDIT PAYMENTS. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Bank shall promptly notify the Borrower of the date and amount thereof. The responsibility of any Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

         3.8. APPLICATION. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this
Section 3, the provisions of this Section 3 shall apply.


                   SECTION 4. REPRESENTATIONS AND WARRANTIES

         To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

         4.1 FINANCIAL CONDITION. (a) The consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 1997 and December 31, 1996 and the related consolidated statements of operations, changes in equity (deficit) and cash flows for the fiscal years ended on such dates, reported on by Deloitte & Touche LLP, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their changes in equity (deficit) and consolidated cash flows for the fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 1998 and the related unaudited consolidated statements of operations, changes in equity (deficit) and cash flows for the three-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations, their changes in equity (deficit) and their consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments).

         (b) The consolidated pro forma balance sheet of the Borrower and its consolidated Subsidiaries as of March 31, 1998 (the "PRO FORMA BALANCE SHEET"), certified by a Responsible Officer, a copy of which has heretofore been furnished to each Lender, presents fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of March 31, 1998 after giving effect to the Refinancing.

         (c) All financial statements referred to in the preceding paragraphs
(a) and (b), including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein and, in the case of unaudited financial statements, except for ordinary year end audit adjustments and the absence of footnotes thereto). Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the Pro Forma Balance Sheet and after giving effect to the Refinancing, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, except as reflected in the Pro Forma Balance Sheet or in the notes thereto. Except as disclosed in the 1997 10-K or the Confidential Information Memorandum, during the period from December 31, 1997 to and including the date hereof there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries at December 31, 1997.

         4.2 NO CHANGE. Since December 31, 1997 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

         4.3 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each of the Borrower and its Subsidiaries (other than any non-Domestic Subsidiary which is not a Material Foreign

Subsidiary) (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation, if applicable, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified and in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         4.4 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and (in the case of the Borrower) to borrow hereunder and have the Letters of Credit issued for its account and has taken all necessary action (in the case of the Borrower) to authorize the borrowings and the issuance of the Letters of Credit for its account on the terms and conditions of this Agreement and the Applications and (in the case of each Loan Party) to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents. This Agreement has been, and each other Loan Document will be, duly executed and delivered on behalf of the Loan Parties party thereto. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Loan Parties party thereto enforceable against such Loan Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         4.5 NO LEGAL BAR. The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof, after giving effect to the Refinancing, will not violate any Requirement of Law or material Contractual Obligation of the Borrower or of any of its Subsidiaries (other than the Existing Subordinated Indenture, subject to the actions described in subsection 5.1(j) being taken) and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

         4.6 NO MATERIAL LITIGATION. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues
(a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or (b) which could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing sentence, the Lenders acknowledge that the 1997 10-K and the Confidential Information Memorandum make certain disclosure with respect to litigation, investigation and proceedings (the "DISCLOSED LITIGATION") by and against the Borrower and its Subsidiaries and that the items of Disclosed Litigation, in and of themselves, as reported in the 1997 10-K and the Confidential Information Memorandum, do not constitute a Material Adverse Effect. The Lenders reserve their rights, however, with respect to any material adverse development or event that occurs (or as to which the Lenders obtain knowledge) with respect to the Disclosed Litigation after the Closing Date.

         4.7 NO DEFAULT. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

         4.8 OWNERSHIP OF PROPERTY; LIENS. Each of the Borrower and its Subsidiaries has good record and insurable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of their respective property is subject to any Lien except as permitted by subsection 7.3.

         4.9 INTELLECTUAL PROPERTY. The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "INTELLECTUAL PROPERTY"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim other than those claims which could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         4.10 TAXES. Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those not yet delinquent and those the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

         4.11 FEDERAL REGULATIONS. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U or for any purpose which violates the provisions of the

Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.


         4.12 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred and is continuing on the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen and remains in effect against the assets of the Borrower or any Commonly Controlled Entity, as of each date on which this representation is made or deemed made. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount in excess of $25,000,000. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. Notwithstanding the foregoing, there shall be no breach of the representations set forth in this subsection 4.12 unless the amount of any liability of the Borrower or any Commonly Controlled Entity which arises or which could reasonably be expected to arise in connection with the matters giving rise to such breach, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         4.13 INVESTMENT COMPANY ACT; OTHER REGULATIONS. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

         4.14 SUBSIDIARIES. Schedule II sets forth all the Subsidiaries of the Borrower at the date hereof.

         4.15 PURPOSE OF LOANS. The proceeds of the Revolving Credit Loans and Letters of Credit shall be used by the Borrower for working capital and general corporate purposes of the Borrower, including financing Permitted Acquisitions and Permitted Investments. The proceeds of the Term Loans shall be used by Borrower to fund in full the Refinancing and to pay fees and expenses in connection therewith and the remainder of such proceeds shall be used for general corporate purposes.

         4.16 ENVIRONMENTAL MATTERS. (a) To the best knowledge of the Borrower, the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries

(the "PROPERTIES") do not contain any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of any Environmental Law except in either case insofar as such violations in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         (b) To the best knowledge of the Borrower, the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws except for instances of noncompliance that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "BUSINESS") which in the aggregate could reasonably be expected to have a Material Adverse Effect.

         (c) Neither the Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that could reasonably be expected to have a Material Adverse Effect.

         (d) To the best knowledge of the Borrower, no Hazardous Materials have been transported or disposed of from the Properties in violation of any Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of any applicable Environmental Law except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, could not reasonably be expected to have a Material Adverse Effect.

         (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, could not reasonably be expected to have a Material Adverse Effect.

         (f) To the best knowledge of the Borrower, there has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, could not reasonably be expected to have a Material Adverse Effect.

         (g) Notwithstanding the foregoing provisions of this subsection 4.16, the Lenders acknowledge that the 1997 10-K and the Confidential Information Memorandum make certain disclosure with respect to environmental matters (the "DISCLOSED ENVIRONMENTAL MATTERS") relating to the Borrower and its Subsidiaries and that the items of Disclosed Environmental Matters, in and of themselves, as reported in the 1997 10-K and the Confidential Information Memorandum, do not constitute a Material Adverse Effect. The Lenders reserve their rights, however, with respect to any material adverse development or event that occurs (or as to which the Lenders obtain knowledge) with respect to the Disclosed Environmental Matters after the Closing Date.

         4.17 SODA ASH PARTNERS. Except as set forth in the Soda Ash Partnership Agreement and the Soda Ash Parent Agreement, there are no outstanding subscriptions, warrants, calls, options, rights (including unsatisfied preemptive rights), commitments or agreements to which Soda Ash Partners or its Affiliates are bound that permit or entitle any Person to purchase or otherwise receive from or to be issued any partnership interest in Soda Ash Partners or any security or obligation of any kind convertible into any shares of partnership capital of Soda Ash Partners, nor is Soda Ash Partners subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its partnership capital.

         4.18 SOLVENCY. The Borrower, individually and together with its Subsidiaries, is Solvent.

         4.19 LABOR MATTERS. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that in the aggregate could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that in the aggregate could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

         4.20 ACCURACY OF INFORMATION, ETC. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

         4.21 SECURITY DOCUMENTS. The Guarantee and Pledge Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Pledge Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Pledge Agreement, when financing statements in appropriate form are filed in the offices specified in the Guarantee and Pledge Agreement, the Guarantee and Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Pledge Agreement), in each case prior and superior in right to any other Person.

         4.22 YEAR 2000. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the Borrower's and its Subsidiaries' computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others) and the testing of all such systems and equipment, as so reprogrammed, are expected by the Borrower to be completed by April 1, 1999. The cost to the Borrower of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower (including, without limitation, reprogramming errors) will not result in a Default or a Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Borrower and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be able to interpret dates after December 31, 1999.


                        SECTION 5. CONDITIONS PRECEDENT

         5.1 CONDITIONS TO INITIAL EXTENSIONS OF CREDIT. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

         (a) LOAN DOCUMENTS. The Administrative Agent shall have received
(i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee and Pledge Agreement, executed and delivered by a duly authorized officer of each Loan Party, and (iii) for the account of each relevant Lender, Notes conforming to the requirements hereof and executed by a duly authorized officer of the Borrower.

         (b) RELATED AGREEMENTS. The Administrative Agent shall have received, with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower, of the Soda Ash Partnership Agreement, the Management Agreement and such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Borrower or its Subsidiaries may be a party.

         (c) CORPORATE PROCEEDINGS OF EACH LOAN PARTY. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions (or comparable authorizing document), in form and substance satisfactory to the Administrative Agent, of the Board of Directors (or comparable governing body) of each Loan Party authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party, and (ii) the granting by it of the Liens created pursuant to the Security Documents, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

         (d) LOAN PARTY INCUMBENCY CERTIFICATE. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party.

         (e) FEES. The Administrative Agent, the Syndicate Agent, the Documentation Agent and the Lenders shall have received all fees to be received from, or reimbursed to them by, the Borrower on the Closing Date.

         (f) LEGAL OPINIONS. The Administrative Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

                  (i) the executed legal opinion of Goodwin, Procter & Hoar LLP, special counsel to the Borrower and the other Loan Parties, substantially in the form of Exhibit A-1; and

                  (ii) the executed legal opinion of Michael R. Herman, General Counsel of GenChem, substantially in the form of Exhibit A-2.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

         (g) ACTIONS TO PERFECT LIENS. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1, the payment of all applicable filing and recording fees and expenses and the delivery of stock certificates, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents shall have been completed.

         (h) LIEN SEARCHES. The Administrative Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower and its Subsidiaries, and such search shall reveal no Liens other than Liens permitted by subsection 7.3 or otherwise satisfactory to the Lenders.

         (i) EXISTING CREDIT AGREEMENTS. The Existing Credit Agreements shall be repaid in full and terminated with the net proceeds of the Term Loans, and all documents necessary to terminate all liens securing the Existing Credit Agreements shall have been delivered to the Administrative Agent.

         (j) EXISTING SUBORDINATED NOTES. The Administrative Agent shall be reasonably satisfied that the Existing Subordinated Notes will be redeemed in full on or prior to August 31, 1998, and the Borrower shall have deposited with the trustee under the Existing Subordinated Indenture an amount of cash or cash equivalents equal to the amount required to redeem the Existing Subordinated Notes in full on or prior to August 31, 1998.

         (k) FINANCIAL STATEMENTS. The Lenders shall have received the audited and unaudited consolidated financial statements of the Borrower referred to in subsection 4.1.

         (l) PRO FORMA BALANCE SHEET. The Lenders shall have received the Pro Forma Balance Sheet, which shall be satisfactory to the Lenders.

         (m) SOLVENCY. The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower, in form and substance satisfactory to the Lenders, as to the Solvency of the Borrower after giving effect to the Refinancing and the other transactions contemplated hereby.

         (n) BUSINESS PLAN. The Lenders shall have received a detailed business plan for each fiscal year from 1998 through and including 2002 and a written analysis of the business and prospects of the Borrower and its Subsidiaries, all in form and substance reasonably satisfactory to the Lenders.

         5.2 CONDITIONS TO EACH EXTENSION OF CREDIT. The agreement of each Lender and each Issuing Bank to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

         (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Borrower and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except for changes permitted by this Agreement).

         (b) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by the Borrower hereunder, each issuance of a Letter of Credit hereunder and the effectiveness of this Agreement under subsection 5.1, shall constitute a representation and warranty by the Borrower as of the date of such extension of credit or such initial effectiveness under subsection 5.1, as the case may be, that the conditions contained in this subsection 5.2 have been satisfied. No event shall be deemed an extension of credit unless such event results in an increase in the total principal amount of Loans outstanding or in the total face amount of Letters of Credit outstanding.


                        SECTION 6. AFFIRMATIVE COVENANTS

         The Borrower hereby agrees that, so long as the Commitments remain in effect, any Note or any Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to (it being agreed that the Tranche B Term Loan Facility shall only be entitled to the benefits of subsections 6.1, 6.2(a) and clause (iii) of subsection 6.2(b), 6.4, 6.5, 6.8, 6.9, 6.10 and 6.11 (collectively, the "SHARED AFFIRMATIVE COVENANTS") and shall not be entitled to the benefits of or any rights under any other provisions of this Section 6):

                  6.1 FINANCIAL STATEMENTS. Furnish to each Lender:

                  (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and the consolidated balance sheet of GenChem as at the end of such year and the related consolidated statements of operations, changes in equity (deficit) and cash flows for such year, setting forth in each case in compare form the figures for the previous year, and, in the case of the Borrower, reported on, without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

                  (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries and the unaudited consolidated balance sheet of GenChem as at the end of such quarter and the related unaudited consolidated statements of operations, changes in equity (deficit) and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in compare form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments) and as having been prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such officer and disclosed therein).

All such financial statements shall present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at the applicable dates, and the consolidated results of their operations, their changes in equity (deficit) and their consolidated cash flows for the periods reflected therein, and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                  6.2 CERTIFICATES; OTHER INFORMATION. Furnish to each Lender:

                  (a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor such accountants obtained no knowledge of any Default or Event of Default, except as specified in such certificate;

                  (b) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and 6.1(b), a Compliance Certificate, executed by a Responsible Officer, (i) demonstrating compliance with the covenants contained in subsections 7.1, 7.2(k), 7.2(n), 7.2(p), 7.6, 7.8, 7.9, 7.10(g), 7.10(i) and 7.11(a), (ii) setting forth calculations of the Cash Flow Coverage Ratio, the Leverage Ratio and the Senior Leverage Ratio as of the last day of the most recent fiscal quarter covered by such financial statements and (iii) stating that, to the best of such Responsible Officer's knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and in the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

                  (c) within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and promptly, all press releases and other written statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries;

                  (d) promptly upon receipt thereof, copies of all reports submitted to the Borrower by its independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Borrower or GenChem made by such accountants, including, without limitation, the comment letter submitted by such accountants to management in connection with their annual audit; and the Borrower agrees to obtain such a letter in connection with each of its annual audits; and

                  (e) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

         6.3 PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

         6.4 CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. Continue to engage in business primarily of the same general types as now conducted by it and preserve, renew and keep in full force and effect its corporate existence; and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except as otherwise permitted pursuant to subsection 7.5, and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to maintain such rights, privileges and franchises and to comply with Contractual Obligations and Requirements of Law could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

         6.5 MAINTENANCE OF PROPERTY; INSURANCE. Keep all material property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance (to the extent available at commercially reasonable rates) on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

         6.6 INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender upon reasonable prior notice and at reasonable times to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants (each Lender will, in accordance with subsection 11.15, maintain the confidentiality of all information obtained by it pursuant to this subsection 6.6).

              6.7 NOTICES. Promptly give notice to the Administrative Agent and each Lender of:

              (a) the occurrence of any Default or Event of Default;

              (b) any default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries which if not cured could reasonably be expected to have a Material Adverse Effect;

              (c) any litigation, investigation or proceeding affecting the Borrower or any of its Subsidiaries (i) which is reasonably likely to involve a payment of $10,000,000 or more not covered by insurance, (ii) in which injunctive or similar relief reasonably likely to have a Material Adverse Effect is reasonably likely to be obtained or (iii) which if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

              (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

              (e) any development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

       6.8 ENVIRONMENTAL LAWS. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except for such instances of noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

       (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except for instances in which the obligation to comply or to conduct such investigations, studies, sampling, testing or remedial actions is being contested in good faith before a court or administrative body of competent jurisdiction or in which the failure to so comply or to conduct such activities in the aggregate could not reasonably be expected to have a Material Adverse Effect.

              6.9 FURTHER ASSURANCES. At any time and from time to time, upon the Administrative Agent's request and at the expense of the Borrower, promptly and duly execute and deliver or cause to be executed and delivered any and all further instruments and documents and take such further action as the Administrative Agent may reasonably request to effect the purpose of the Security Documents, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction.

       6.10 ADDITIONAL COLLATERAL. (a) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be a Foreign Subsidiary), by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Pledge Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Borrower or any of its Subsidiaries,
(ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Pledge Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Pledge Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Pledge Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be substantially in the forms attached hereto as Exhibits A-1 and A-2.

              (b) With respect to any new Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiary Guarantors, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Pledge Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Foreign Subsidiary which is owned by the Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the

Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

       (c) With respect to any new Capital Stock created or acquired after the Closing Date by the Borrower or any of its Subsidiaries in connection with a transaction described in the last sentence of subsection 7.6, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Pledge Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Capital Stock (provided that in no event shall more than 65% of the total outstanding Capital Stock of any new Subsidiary be required to be so pledged if such Subsidiary is a Foreign Subsidiary), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

       6.11 EXISTING SUBORDINATED NOTES. Cause the Existing Subordinated Notes to be redeemed in full on or prior to August 31, 1998 and notify the Administrative Agent of such redemption promptly following the occurrence thereof.


              SECTION 7.    NEGATIVE COVENANTS APPLICABLE TO ALL COMMITMENTS
                            AND LOANS OTHER THAN TRANCHE B TERM LOAN COMMITMENTS AND TRANCHE B LOANS

       The Borrower hereby agrees that, so long as the Revolving Credit Commitments and the Tranche A Term Loan Commitments remain in effect, any Revolving Credit Loans, Tranche A Term Loans, any Letter of Credit or Reimbursement Obligations remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder (other than Tranche B Term Loans) the Borrower shall not, and (except with respect to subsection 7.1) shall not permit any of its Subsidiaries to, directly or indirectly; PROVIDED, HOWEVER, that the Tranche B Term Loan Lenders shall not have the benefits of the covenants contained in Section 7, and such covenants shall not apply to Tranche B Term Loans:

              7.1 FINANCIAL CONDITION COVENANTS.

              (a) SENIOR LEVERAGE RATIO. Permit the Senior Leverage Ratio as at the last day of any fiscal quarter of the Borrower to be greater than
       3.75 : 1:00.

              (b) LEVERAGE RATIO. Permit the Leverage Ratio as at the last day of any fiscal quarter of the Borrower to be greater than 5.00 : 1.00.

              (c) CASH FLOW COVERAGE RATIO. Permit the Cash Flow Coverage Ratio as at the last day of any fiscal quarter of the Borrower to be less than
       2.50 : 1.00.

              7.2 LIMITATION ON INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, except:

              (a) Indebtedness of the Borrower under this Agreement;

              (b) Indebtedness of GenChem under the Existing Subordinated Notes prior to August 31, 1998 until redemption in full thereof;

              (c) Indebtedness of GC Canada under the GC Canada Working Capital Facility in an aggregate principal amount not to exceed C$15,000,000;

              (d) Indebtedness of GC Canada under the GC Canada Senior Notes in an aggregate principal amount not to exceed $52,000,000;

              (e) Indebtedness of up to C$10,000,000 at any time of Sandco under the Sandco Credit Facility;

              (f) Indebtedness of up to $10,000,000 of Reheis Ireland to fund Reheis Ireland (the "REHEIS IRELAND CREDIT FACILITY");

              (g) Indebtedness of the Borrower to any Subsidiary and of any wholly owned Subsidiary to the Borrower or any other Subsidiary; PROVIDED that any such Indebtedness of a wholly owned Subsidiary to the Borrower shall be evidenced by a non-negotiable senior promissory note having terms reasonably satisfactory to the Administrative Agent;

              (h) Indebtedness of a Person which becomes a Subsidiary after the date hereof, PROVIDED that (i) such Indebtedness existed at the time such corporation became a Subsidiary and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such Person by the Borrower, no Default or Event of Default shall have occurred and be continuing;

              (i) (i) Interest Rate Protection Obligations of the Borrower entered into to hedge actual interest rate exposure and not for speculative purposes to the extent that the notional principal amount thereof does not exceed the amount of Indebtedness being hedged, (ii) Interest Rate Protection Obligations of GC Canada entered into to hedge actual interest rate exposure under the GC Canada Senior Notes and not for speculative purposes to the extent that the notional principal amount thereof does not exceed the amount of Indebtedness being hedged and (iii) Guarantee Obligations by Subsidiaries of the Borrower in respect of the Borrower's obligations described in the preceding clause (i) as long as the aggregate amount of such Guarantee Obligations (as measured by the relevant swap termination values) does not exceed $5,000,000;

              (j) Indebtedness under Currency Agreements; PROVIDED that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Borrower outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

              (k) Indebtedness of the Borrower or any of its Subsidiaries (other than such Indebtedness permitted by subsection 7.2(p)) incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) in an aggregate principal amount not exceeding as to the Borrower and its Subsidiaries $30,000,000 at any time outstanding;

              (l) Indebtedness of the Borrower or any of its Subsidiaries at any time outstanding incurred in the ordinary course of business in respect of reclamation bonds, performance bonds, letters of credit and surety bonds provided by the Borrower or any of its Subsidiaries required by and in compliance with the applicable statutes or laws of the relevant jurisdiction;

              (m) Indebtedness outstanding on the date hereof and listed on
       Schedule III;

              (n) Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

              (o) any Indebtedness ("REFINANCING INDEBTEDNESS") incurred in connection with the extension, renewal, substitution, refinancing or replacement (collectively, a "REFINANCING TRANSACTION") of any Indebtedness referred to in clauses (c) through (m) above and clause (p) below; PROVIDED that (i) such Refinancing Transaction does not result in an increase in the aggregate principal amount of the Indebtedness being extended, renewed, substituted, refinanced or replaced, or an increase in amortization payments payable by the Borrower or its Subsidiaries at any time prior to June 30, 2006, (ii) such Refinancing Indebtedness contains terms which, taken as a whole, are substantially similar to the terms of the Indebtedness being extended, renewed, substituted, refinanced or replaced and (iii) the only obligors on the applicable Refinancing Indebtedness are the obligors on the Indebtedness being refinanced unless otherwise permitted by subsections 7.2 and 7.4; and

              (p) other Indebtedness of Subsidiaries of the Borrower as long as, at the time of the incurrence of such Indebtedness, the Borrower delivers to the Administrative

       Agent a certificate from its chief financial officer demonstrating that it would be in compliance with subsection 7.1 for the most recent period for which a Compliance Certificate has been delivered pursuant to subsection 6.2(b) after giving effect to the incurrence of such Indebtedness (and the application of the proceeds thereof including the effects of acquired businesses and assets) and recalculating the Senior Leverage Ratio as if such Indebtedness had been incurred on the first day of such period and remained outstanding during such period.

              7.3 LIMITATION ON LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

              (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted, PROVIDED that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

              (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted or which do not exceed $1,000,000 in the aggregate at any time;

              (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

              (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

              (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which exist on the date hereof or which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

              (f) Liens in existence on the date hereof listed on Schedule III, PROVIDED that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

              (g) Liens securing Indebtedness of the Borrower and its Subsidiaries permitted by subsection 7.2(k) incurred in the ordinary course of business to finance the acquisition of fixed or capital assets, PROVIDED that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 80% of the fair value (as determined in good faith by the Borrower and evidenced by a certificate of a Responsible Officer) of such property at the time it was acquired;

              (h) Liens on the property or assets of a corporation which becomes a Subsidiary after the date hereof securing Indebtedness permitted by subsection 7.2(h), PROVIDED that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any property or assets of such corporation after the time such corporation becomes a Subsidiary (except after-acquired property to the extent such Lien includes after-acquired property) and (iii) the amount of Indebtedness secured thereby is not increased;

              (i) (i) Liens on the assets of GC Canada and its Subsidiaries which secure obligations of GC Canada under the GC Canada Working Capital Facility, (ii) Liens on the assets of Sandco and its Subsidiaries which secure obligations of Sandco under the Sandco Credit Facility and (iii) Liens on the assets of Reheis Ireland and its Subsidiaries which secure obligations of Reheis Ireland under the Reheis Ireland Credit Facility;

              (j) Liens created pursuant to the Security Documents;

              (k) Liens securing Refinancing Indebtedness permitted by subsection 7.2(o) PROVIDED that (i) such Liens cover only the property securing the Indebtedness being refinanced and (ii) the principal amount of Indebtedness secured thereby is not increased; and

              (l) other Liens (other than on property constituting Collateral) securing up to $15,000,000 of obligations.

              7.4 LIMITATION ON GUARANTEE OBLIGATIONS. Create, incur, assume or suffer to exist any Guarantee Obligation, unless such obligation would be permitted to be incurred as Indebtedness of such Person pursuant to subsection 7.2.

              7.5 LIMITATION ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

              (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (PROVIDED that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Domestic Subsidiaries of the Borrower (PROVIDED that the wholly owned Domestic Subsidiary or Subsidiaries shall be the continuing or surviving corporation);

              (b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Subsidiary of the Borrower; and

              (c) in order to consummate an acquisition permitted by subsection 7.10(g), the Borrower or a Subsidiary may be merged with the acquired company as long as the surviving company is (i) the Borrower (if the Borrower consummates any such transaction) or (ii) otherwise, a Subsidiary of the Borrower.

              7.6 LIMITATION ON SALE OF ASSETS. Consummate an Asset Sale unless
(i) the Borrower (or applicable Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Borrower and evidenced by a certificate of a Responsible Officer) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Borrower or such Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Borrower's or such Subsidiary's most recent balance sheet) of the Borrower or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Subsidiary from further liability and (y) any securities, notes or other obligations received by the Borrower or any such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash (to the extent of the cash received) within 90 days following such receipt, shall be deemed to be cash for purposes of this provision. Notwithstanding the preceding clause (ii), the Borrower and its Subsidiaries may consummate one or more Asset Sales by making contributions of assets to joint ventures in exchange for consideration consisting of Capital Stock of such joint ventures engaged in businesses described in subsection 7.16 as long as (a) such Capital Stock is pledged to the Lenders in accordance with subsection 6.10(c) and (b) such contributions are permitted by subsection 7.10.

              7.7 RESERVED.

              7.8 LIMITATION ON RESTRICTED PAYMENTS. (a)(i) Declare or pay any dividend or make any distribution on, or purchase, redeem or otherwise acquire or retire for value, or make or permit any of its Subsidiaries to declare or pay any dividend or make any distribution on or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any Capital Stock of the Borrower or of any Affiliate of the Borrower (other than a wholly owned Subsidiary of the Borrower), other than through the issuance solely of the Borrower's own Capital Stock (other than Redeemable Stock), or (ii) make any principal payment on, or redeem, repurchase or defease, or otherwise acquire or retire for value, or permit any of its Subsidiaries to, directly or indirectly, make any principal payment on, or redeem, repurchase or defease, or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or scheduled maturity, any Indebtedness or Guarantee Obligations which are subordinated to the Obligations (or, if applicable, any guarantee thereof) (other than as permitted by subsection 7.11),
(iii) make, or permit any of its Subsidiaries to make, any Restricted Investment or (iv) make or commit to make Capital Expenditures in excess of those permitted by clause (a) of subsection 7.9 (such payments or any other actions described in clauses (i), (ii), (iii) and (iv) are collectively referred to as "RESTRICTED PAYMENTS") unless at the time of and after giving effect to the proposed Restricted Payment, (A) no Default or Event of Default (including, without limitation, any Default or Event of Default under subsection 7.1(c)) shall have occurred and be continuing; and (B) the aggregate amount of all Restricted Payments made after the date of this Agreement shall not exceed the sum of (1) (a) the aggregate Net Cash Proceeds received by the Borrower from the issuance or sale (other than to a Subsidiary or an ESOP) after April 1, 1998 of shares of its Capital Stock (excluding Redeemable Stock) plus (b) the aggregate Net Cash Proceeds received by the Borrower from the issuance or sale (other than to a Subsidiary or an ESOP) after the Closing Date of shares of its Capital Stock, plus (2) the aggregate net proceeds received by the Borrower from the issuance or sale (other than to a Subsidiary or an ESOP) after April 1, 1998 of any debt securities or Redeemable Stock that have been converted into or exchanged for Capital Stock (excluding Redeemable Stock) of the Borrower, plus (3) Qualifying ESOP Purchases, plus (4) the lesser of (X) 50% of the Consolidated Adjusted Net Income (or, in the case of a deficit Consolidated Adjusted Net Income, minus 100% of such deficit) of the Borrower accrued on a cumulative basis for the period commencing on April 1, 1998 to the last day of the fiscal quarter immediately preceding the date of the proposed Restricted Payment and (Y) 50% of the Consolidated Cash Flow (or, in the case of a deficit Consolidated Cash Flow, minus 100% of such deficit Consolidated Cash Flow) of the Borrower accrued on a cumulative basis for the period commencing on April 1, 1998 to the last day of the fiscal quarter immediately preceding the date of the proposed Restricted Payment plus (5) $50,000,000.

              For purposes of this subsection 7.8, the "net proceeds" from the issuance of shares of Capital Stock of the Borrower issued upon conversion or exchange of debt securities or Redeemable Stock shall be deemed to be the net book value of such debt securities or Redeemable Stock at the date of conversion (plus the additional amount required to be paid upon such conversion, if any) less any cash payment made by the Borrower on account of fractional shares. For purposes of this paragraph, the "net book value" of a security shall be the amount received by the Borrower on the issuance of such security, as adjusted in accordance with GAAP on the books of the Borrower to the date of conversion or exchange. The foregoing shall not be interpreted to limit the authority of the Board of Directors of the Borrower, as set forth above, to determine the value of other securities of the Borrower or other property received as net proceeds.

              (b) Notwithstanding anything in subsection 7.8(a) to the contrary, the following shall not be included in the calculation of the aggregate amount of Restricted Payments made after the date of this Agreement: (1) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Borrower or of any Subsidiary of the Borrower in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the proceeds of a substantially concurrent issue and sale (other than to a Subsidiary or an ESOP) of, other shares of Capital Stock (other than Redeemable Stock) of the Borrower;
(2) to the extent otherwise permitted pursuant to this Agreement, the purchase or redemption of subordinated Indebtedness made in exchange for, or out of the proceeds of a substantially concurrent issue and sale (other than to a Subsidiary or an ESOP) of, other subordinated Indebtedness which
(A) is subordinated to the Loans and all other obligations of the Borrower hereunder to at least the same extent as the subordinated Indebtedness being purchased or redeemed and (B) does not require any increase in amortization payments payable by the Borrower at any time prior to June 30, 2006;
(3) payments by Soda Ash Partners to the general partners of Soda Ash Partners under the terms of the Soda Ash Partnership Agreement; (4) payments by the Borrower pursuant to and in accordance with the Management Agreement; PROVIDED, HOWEVER, that no such payments by the Borrower may be made pursuant to and in accordance with the Management Agreement if a Default or Event of Default shall have occurred and be continuing; (5) payments by the Borrower pursuant to its equity incentive plans to the extent such payments are reflected as expenses in the calculation of Consolidated Net Income; (6) the payment of any dividend by a Subsidiary of the Borrower to the holders of its common Equity Interests on a pro rata basis; (7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Subsidiary of the Borrower held by any member of the Borrower's (or any of its Subsidiaries') management, consultants or advisors pursuant to any management equity subscription agreement or stock option agreement in effect as of the Closing Date; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1,000,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; and (8) payments of any amounts to an ESOP or other stock plan for employees in an amount not to exceed $1,000,000. Solely for purposes of any calculation that is required to be made pursuant to this covenant within 60 days after the declaration of a dividend or other distribution in respect of Capital Stock by the Borrower or any of its Subsidiaries, such dividend or other distribution in respect of Capital Stock shall be deemed to be paid at the date of declaration, and the subsequent payment of such dividend or other distribution in respect of Capital Stock during such 60-day period shall not be treated as an additional Restricted Payment; PROVIDED that no such dividend may be paid or distribution made if a Default or an Event of Default has occurred and is continuing or would result therefrom.

              7.9 LIMITATION ON CAPITAL EXPENDITURES. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) ("CAPITAL EXPENDITURES") except for expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Subsidiaries (a) $80,000,000 during any fiscal year of the Borrower (plus, beginning with the 1999 fiscal year, the excess, if any, of $80,000,000 over the amount of Capital Expenditures made in the preceding fiscal year) plus (b) in any fiscal year of the Borrower the amount of additional Capital Expenditures which the Borrower and its Subsidiaries are permitted to make and commit to make pursuant to subsection 7.8.

              7.10 LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person (each of the foregoing an "INVESTMENT"), except:

              (a) extensions of trade credit in the ordinary course of business;

              (b) Investments in Cash and Cash Equivalents;

              (c) loans and advances to employees of the Borrower or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business;

              (d) (i) Investments of the Borrower and its Subsidiaries in Subsidiaries of the Borrower as such investments are in effect on the date hereof and (ii) loans and advances by Subsidiaries of the Borrower to the Borrower;

              (e) additional Investments by the Borrower or by its Subsidiaries in wholly owned existing Subsidiaries of the Borrower;

              (f) Investments in the Capital Stock or the assets of Soda Ash Partners; PROVIDED that at the time of the making of such Investment no Default or Event of Default shall have occurred and be continuing or shall result therefrom;

              (g) Investments consisting of the acquisition of all or substantially all of the assets of, or Capital Stock of, a Person or division or line of business of a Person if immediately after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Borrower shall be in compliance, on a PRO FORMA basis after giving effect to such acquisition, with the covenants contained in subsection 7.1 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower as if such acquisition had occurred on the first day of each relevant period for testing such compliance, and the Borrower shall have delivered to the Administrative Agent, a certificate of its chief financial officer to such effect accompanied by all relevant financial information for such acquisition and (iii) if such acquisition is of assets other than Capital Stock, the acquiring Person shall be a Grantor under the Guarantee and Pledge Agreement; provided that no acquisition may be made of the Capital Stock of any public company unless the Board of Directors (or other governing body) of such company approves such acquisition at the time it is commenced;

              (h) Capital Expenditures made pursuant to and in accordance with subsection 7.9;

              (i) additional Investments not to exceed $50,000,000 in the aggregate if immediately after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) the Borrower shall be in compliance on a PRO FORMA basis after giving effect to such Investment, with the covenants contained in subsection 7.1 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower as if such Investment had occurred on the first day of each relevant period for testing such compliance, and the Borrower shall have delivered to the Administrative Agent, a certificate of its chief financial officer to such effect accompanied by all relevant financial information for such acquisition; provided that no acquisition may be made of the Capital Stock of any public company unless the Board of Directors (or other governing body) of such company approves such acquisition at the time it is commenced; and

              (j) Restricted Investments made in accordance with subsection 7.8.

       7.11 LIMITATIONS ON OPTIONAL PAYMENTS AND MODIFICATIONS OF AGREEMENTS. Subject to subsection 7.17 (a) make any optional payment or prepayment on or redemption, defeasance or purchase of any Indebtedness (other than, as part of the Refinancing, the Existing Subordinated Indenture) or Guarantee Obligations, in each case, which are subordinated to the Obligations (or, if applicable, any guarantee thereof), except, so long as no Default or Event of Default has occurred and is continuing or would result therefrom (i) in connection with the extension, renewal, substitution, refinancing or replacement of any such Indebtedness with Refinancing Indebtedness (as defined in and to the extent permitted by subsection 7.2(o)) and (ii) as permitted by subsection 7.8, (b) amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of any Indebtedness which is subordinated to any of the Obligations (or any guarantee thereof) in any material respect or in any way that is materially adverse to the interests of the Lenders or the Borrower, (c) amend, modify or change, or consent to any amendment, modification or change to
(i) any of the terms of the Soda Ash Partnership Agreement that is materially adverse to the interests of the Lenders or the Borrower or the Management Agreement in any material respect or in any way that is in the aggregate materially adverse to the interests of the Lenders or the Borrower or (ii) any of the terms of the Security Documents. The Borrower shall provide the Administrative Agent and each Lender with prior written notice of (i) any payment, prepayment, redemption, defeasance or purchase of any Indebtedness or Guarantee Obligation pursuant to clause (a) above and (ii) any amendment, modification or change to any of the terms of any Indebtedness of the Borrower and its Subsidiaries or of any agreement referred to in clause (c) above.

              7.12 LIMITATION ON TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Borrower's or such Subsidiary's business and (c) upon fair and reasonable terms in the aggregate no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate; provided that the Borrower may enter into the Management Agreement and renewals, modifications, replacements or amendments of such agreement permitted by subsection 7.11.

              7.13 LIMITATION ON SALES AND LEASEBACKS. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such

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Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

              7.14 LIMITATION ON CHANGES IN FISCAL YEAR. Permit the fiscal year of the Borrower to end on a day other than December 31, unless this Agreement shall have been amended as necessary to restore the parties hereto as nearly as possible to their respective positions prior to such change in fiscal year.

              7.15 LIMITATION ON NEGATIVE PLEDGE CLAUSES. Enter into with any Person any agreement, other than (a) this Agreement and (b) any industrial revenue bonds, purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

              7.16 LIMITATION ON LINES OF BUSINESS. Enter into any significant business, either directly or through any Subsidiary, except for those businesses which are primarily of the same general types as those in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or which are related or complementary thereto.

              7.17 LIMITATION ON OPTIONAL PAYMENTS AND MODIFICATIONS OF TRANCHE B TERM LOANS. (a) Make any optional payment or prepayment of the Tranche B Term Loans (other than scheduled payments of principal and interest or as part of an optional prepayment of the Term Loans pursuant to the provisions of this Agreement) or (b) consent to any amendment, modification or change to this Agreement or any other Loan Document to the extent relating to the Tranche B Term Loan Facility which adversely affects the Revolving Credit Lender or the Tranche A Term Loan Lender.

              SECTION 8. COVENANTS APPLICABLE TO TRANCHE B TERM LOAN COMMITMENTS AND TRANCHE B TERM LOANS

              The Borrower hereby agrees that, until payment in full of all Tranche B Loans and any other amount then due and owing on account of the Tranche B Loans to any Tranche B Lender or the Administrative Agent hereunder or under any Tranche B Term Note:

              (a) The covenants contained in Annex B (the "COVENANTS") (together with the definitions of such terms as may be used therein) are hereby deemed to be incorporated herein by reference.

              (b) The Borrower shall, and shall cause its Restricted Subsidiaries (as defined in Annex B) to, observe and perform the Covenants, as such Covenants may be amended, supplemented or otherwise modified from time to time with the consent of the Required Tranche B Term Loan Lenders.

                          SECTION 9. EVENTS OF DEFAULT

              9.1 CERTAIN BANKRUPTCY EVENTS. If any of the following events shall occur and be continuing:

              (a) (i) The Borrower or any of its Domestic Subsidiaries or Material Foreign Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Domestic Subsidiaries or Material Foreign Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Domestic Subsidiaries or Material Foreign Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Domestic Subsidiaries or Material Foreign Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Domestic Subsidiaries or Material Foreign Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Domestic Subsidiaries or Material Foreign Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

then, and in any such event:

       (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (a) of this subsection 9.1 with respect to the Borrower, automatically the Revolving Credit Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable; and

       (B) if such event is any other Event of Default specified in this subsection 9.1, any or all of the following actions may be taken: (i) with the consent of the Required Basic Lenders, the Administrative Agent may, or upon the request of the Required Basic Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit

Commitments and/or the Tranche A Term Loan Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments and/or the Tranche A Term Loan Commitments (as the case may be) shall immediately terminate; (ii) with the consent of the Required Basic Lenders, the Administrative Agent may, or upon the request of the Required Basic Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Credit Loans and/or the Tranche A Loans hereunder (with accrued interest thereon) and all other amounts owing on account thereof under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable;
(iii) with the consent of the Required Tranche B Term Loan Lenders, the Administrative Agent may, or upon the request of the Required Tranche B Term Loan Lenders, the Administrative Agent shall, by notice to the Borrower declare the Tranche B Term Loan Commitments to be terminated forthwith, whereupon the Tranche B Term Loan Commitments shall immediately terminate; and (iv) with the consent of the Required Tranche B Term Loan Lenders, the Administrative Agent may, or upon the request of the Required Tranche B Term Loan Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Tranche B Loans (with accrued interest thereon) and all other amounts owing on account thereof under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

              9.2 OTHER EVENTS OF DEFAULT APPLICABLE TO THE TRANCHE A COMMITMENTS, REVOLVING CREDIT COMMITMENTS AND AMOUNTS OWING THEREUNDER. If any of the following events shall occur and be continuing:

              (a) The Borrower shall fail to pay any principal of any Revolving Credit Loan or Tranche A Term Loan, or any Reimbursement Obligation when due in accordance with the terms thereof; or the Borrower shall fail to pay any interest on any Revolving Credit Loan or Tranche A Term Loan, or any other amount payable on account thereof hereunder (other than the Tranche B Term Loans and interest thereon), within three Business Days after any such interest or other amount becomes due in accordance with the terms thereof; or

              (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect or misleading in any material respect on or as of the date made or deemed made; or

              (c) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in subsection 6.11 or Section 7 or 8 hereof; or

              (d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan

       Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent; or

              (e) The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Revolving Credit Loans, the Tranche A Term Loans and the Reimbursement Obligations) or in the payment of any Guarantee Obligation, aggregating $10,000,000 or more, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition following any applicable grace periods relating to any Indebtedness or Guarantee Obligation referred to in clause (i) immediately above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of any Indebtedness referred to in clause (i) immediately above or beneficiary or beneficiaries of such Guarantee Obligation referred to in clause (i) immediately above (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, lapse of time or both if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable, PROVIDED, HOWEVER, that if the default described in this clause (ii) is cured, the Event of Default under this clause (ii) shall be simultaneously cured; or

              (f) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA,
       (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

              (g) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid or covered by insurance less any applicable and customary retention or deductible) of

       $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

              (h) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms hereof or thereof), or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

              (i) any guarantee under the Guarantee and Pledge Agreement shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Loan Party shall so assert in writing; or

              (j) a Change in Control shall have occurred; or

              (k) the Borrower shall cease to beneficially own 100% of each class of Capital Stock of GenChem, free of Liens (except for Liens created pursuant to the Security Documents);

then, and in any such event, either or both of the following actions may be taken: (i) with the consent of the Required Basic Lenders, the Administrative Agent may, or upon the request of the Required Basic Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Credit Commitments and/or the Tranche A Term Loan Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments and/or the Tranche A Term Loan Commitments shall immediately terminate; and (ii) with the consent of the Required Basic Lenders, the Administrative Agent may, or upon the request of the Required Basic Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (other than the Tranche B Term Loans) hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of then outstanding Letters of Credit shall have presented the documents required thereunder) and the Notes (other than the Tranche B Term Loans and accrued interest thereon) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

              9.3 CERTAIN EVENTS OF DEFAULT APPLICABLE TO TRANCHE B TERM LOAN COMMITMENTS AND AMOUNTS OWING THEREUNDER. If any of the following events shall occur and be continuing:

              (a) The Borrower shall fail to pay any principal of any Tranche B Term Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Tranche B Term Loan, or any other amount payable on account thereof hereunder, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

              (b) Any representation or warranty made or deemed made on or prior to the Closing Date by the Borrower or any other Loan Party herein or in any other Loan

       Document or which is contained in any certificate, document or financial or other statement furnished by it on or prior to the Closing Date under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

              (c) The Borrower shall default in the observance or performance of any agreement contained in subsection 6.1, subsection 6.2(a), clause
       (iii) of subsection 6.2(b), subsection 6.4, 6.5, 6.8, 6.9 or 6.10, and such default shall continue unremedied for a period of 60 days after written notice to the Borrower by the Administrative Agent; or

              (d) The Borrower or any other Loan Party shall default in the observance of performance of any agreement contained in subsection 6.11, 8.1, 8.2 or 8.3 (as incorporated by Section 8);

              (e) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in Section 8 (other than as set forth in paragraph (d) above) and such default shall continue unremedied for 60 days after written notice to the Borrower by the Administrative Agent; or

              (f) The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Tranche B Term Loans) or in the payment of any Guarantee Obligation (other than in respect of the Tranche B Term Loans), aggregating $10,000,000 or more, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition following any applicable grace period relating to any Indebtedness or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due and payable prior to its stated maturity or such Guarantee Obligation to become payable, PROVIDED, HOWEVER, that if the default described in this clause
       (ii) is cured, the Event of Default under this clause (ii) shall be simultaneously cured; PROVIDED, HOWEVER, that no Default or Event of Default shall exist under this paragraph unless in the case of clause
       (ii) above only, (x) such default or other event or condition shall have continued for a period of 60 days or (y) the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or administrative agent on behalf of such holder or holders or beneficiary or beneficiaries) shall have caused such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

              (g) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid or covered by insurance less any applicable and customary retention or deductible) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

              (h) (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert, or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect as to perfection and priority purported to be created thereby, and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of perfection and 20 days; or

              (i) Any guarantee under the Guarantee and Pledge Agreement shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Loan Party shall so assert in writing;

then, and in any such event, either or both of the following actions may be taken: (i) with the consent of the Required Tranche B Term Loan Lenders, the Administrative Agent may, or upon the request of the Required Tranche B Term Loan Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Tranche B Term Loan Commitments to be terminated forthwith, whereupon the Tranche B Term Loan Commitments shall immediately terminate; and (ii) with the consent of the Required Tranche B Term Loan Lenders, the Administrative Agent may, or upon the request of the Required Tranche B Term Loan Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Tranche B Term Loans to be due and payable forthwith, whereupon the same shall immediately become due and payable.

              9.4 CERTAIN PROVISIONS APPLICABLE TO LETTERS OF CREDIT. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to subsection
9.1 or subsection 9.2, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Participating Banks, a security interest in such cash collateral to secure all obligations of the Borrower in respect of such Letters of Credit under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Banks and the Participating Banks, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of such security interest in such cash collateral account.

              9.5 CERTAIN WAIVERS. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


                      SECTION 10. THE ADMINISTRATIVE AGENT.

              10.1 APPOINTMENT. Each Lender hereby irrevocably designates and appoints Chase as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Chase, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The Designated Issuer in its capacity as such shall be entitled to the same rights under this Section 10 as accrue to the Administrative Agent as if it were named in place of the Administrative Agent, provided that the Term Loan Lenders shall not be required to indemnify the Designated Issuer in connection with any Letter of Credit issued by it.

              10.2 DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

              10.3 EXCULPATORY PROVISIONS. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

              10.4 RELIANCE BY ADMINISTRATIVE AGENT. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Basic Lenders, the Required Tranche B Lenders or the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Basic Lenders, the Tranche B Term Loan Lenders or the Required Lenders as it deems appropriate against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents if acting in accordance with a request of the Basic Lenders, the Tranche B Term Loan Lenders or the Required Lenders as it deems appropriate, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

              10.5 NOTICE OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default, or any Acceleration of any amounts due hereunder, as shall be reasonably directed by the Required Basic Lenders, the Required Tranche B Term Loan Lenders or the Required Lenders (depending upon whether such Default, Event of Default or Acceleration relates to Basic Lenders, the Tranche B Term Loan Lenders or both); PROVIDED that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default, Event of Default or Acceleration as it shall deem advisable in the best interests of the relevant Lenders. To the extent that, as a result of the exercise by it of any remedies with respect to any Collateral, the Administrative Agent shall receive or realize any amounts, it shall distribute such amounts ratably among the Lenders by reference to the aggregate amounts accrued and unpaid that are outstanding under the Agreement and the other Loan Documents and owing to the respective Lenders (after deducting and applying any amounts then owing to the Administrative Agent or on account of expenses of the Administrative Agent previously paid by any Lender), and if the portion to be so distributed to any Lenders shall exceed the sum then due and payable to such Lenders, such excess shall be held by the Administrative Agent in a collateral account for such Lenders.

              10.6 NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender acknowledges and agrees to comply with the provisions of subsection 11.6 applicable to such Lender. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

              10.7 INDEMNIFICATION. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower and the other Loan Parties to do so), ratably according to their respective Total Credit Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Total Credit Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; PROVIDED that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. The obligations to indemnify the Issuing Lender shall be ratable among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, the outstanding principal amount of their respective Revolving Credit Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit). The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

              10.8 ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and the other Loan Parties as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to its Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

              10.9 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (such approval not to be unreasonable withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loan. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

              10.10 DOCUMENTATION AGENT AND SYNDICATION AGENT. Neither the Documentation Agent nor the Syndication Agent shall have any rights or obligations under the Loan Documents in their capacities as such.


                            SECTION 11. MISCELLANEOUS

              11.1 AMENDMENTS AND WAIVERS. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower and the other Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower and the other Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

              (i)(x) reduce the amount or extend the scheduled date of maturity of any Revolving Credit Loan or any Reimbursement Obligation or of any scheduled installment thereof, or (y) reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or (z) extend the expiration date of any Lender's Revolving Credit Commitment, in each case, without the written consent of each Lender directly affected thereby,

              (ii) amend, modify or waive any provision of subsection 10.5 or this subsection 11.1 or reduce the percentage specified in the definition of Required Lenders or of Required Release Lenders, or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to subsection 7.5), in each case, without the written consent of all the Lenders,

              (iii) (a) release any significant Loan Party from its obligations under the Guarantee and Pledge Agreement or release all or substantially all of the Collateral, in either case without the consent of each Lender; or (b) release any other Loan Party from its obligations under the Guarantee and Pledge Agreement or release less than substantially all of the Collateral without the written consent of the Required Release Lenders; in each case in clauses (a) and (b) except as expressly permitted hereby or by the Guarantee and Pledge Agreement,

              (iv) amend, modify or waive any provision of (x) subsection 2.3 (to the extent such subsection 2.3 relates to the Tranche A Term Loans) or 2.5(a) without the written consent of Tranche A Term Loan Lenders, the Tranche A Term Loan Percentages of which aggregate more than 50% (unless such amendment, modification or waiver extends the scheduled final maturity of the Tranche A Term Loans, in which case the written consent of each Tranche A Term Loan Lender is required), or (y) subsection 2.3 (to the extent such subsection 2.3 relates to the Tranche B Term Loans) or 2.5(b) without the written consent of the Required Tranche B Term Loan Lenders (unless such amendment, modification or waiver extends the scheduled final maturity of the Tranche B Term Loans, in which case the written consent of each Tranche B Term Loan Lender is required),

              (v) amend, modify or waive any provision of subsection 2.1, 2.2, 2.8, 2.9(g) or 2.9(h) without the written consent of the Revolving Credit Lenders, the Revolving Credit Commitment Percentages of which aggregate more than 50%,

              (vi) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent and, if affected thereby, the Designated Issuer,

              (vii) amend, modify or waive any prepayment required by subsection 2.9(c), 2.9(d) or 2.9(e) without the written consent of Tranche A Term Loan Lenders and Tranche B Term Loan Lenders having in the aggregate more than 50% of the sum of the outstanding Term Loans,

              (viii) amend, modify or waive the order of application of prepayments specified in subsection 2.9(g) or 2.9(i) without the written consent of (w) in the case of subsection 2.9(g), Revolving Credit Lenders the Revolving Credit Commitment Percentages of which aggregate more than 50%, (x) Tranche A Term Loan Lenders the Tranche A Term Loan Percentages of which aggregate more than 50%, and (y) the Required Tranche B Term Loan Lenders,

              (ix) amend, modify or waive the provisions of Section 3, any Letter of Credit or any L/C Obligation without the written consent of each relevant Issuing Lender and Revolving Credit Lenders the Revolving Credit Commitment Percentages of which aggregate more than 50%,

              (x) (A) amend, modify or waive any provision of subsection 5.2 or
       Section 4 (after the Closing Date only), 6 (other than the Shared Affirmative Covenants) or 7 (or any definitions incorporated by reference) or subsection 9 or any definitions to the extent used therein or (B) waive any Default or Event of Default under subsection 9 or any consequences of such Default or Event of Default, in each case, without the written consent of the Required Basic Lenders (it being agreed that the consent of the Required Lenders shall not be required for any such amendment, modification or waiver),

              (xi) (A) amend, modify or waive any provision of Section 8 (or any of the covenants or definitions incorporated therein by reference) or subsection 9.3 or any definitions to the extent used therein or (B) waive any Default or Event of Default under subsection 9.3 or any consequences of such Default or Event of Default, in each case, without the written consent of the Required Tranche B Term Loan Lenders (it being agreed that the consent of the Required Lenders shall not be required for any such amendment, modification or waiver),

              (xii) reduce the percentage specified in the definition of Required Tranche B Term Loan Lenders without the written consent of all of the Tranche B Term Loan Lenders,

              (xiii) amend, modify or waive any provision of any Security Document that provides for the ratable sharing by the Lenders of the proceeds of any realization on the Collateral to provide for a non-ratable sharing thereof, without the written consent of (w) Revolving Credit Lenders the Revolving Credit Commitment Percentages of which aggregate more than 50%, (x) Tranche A Term Loan Lenders the Tranche A Term Loan Percentages of which aggregate more than 50% and (y) the Required Tranche B Term Loan Lenders, or

              (xiv) amend the definition of "Required Basic Lenders" without the written consent of all the Basic Lenders, or

              (xv) amend the first two sentences of subsection 2.15(a) without the written consent of each Lender adversely affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

              11.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or four days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received (provided it is also mailed), addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes and the Term Notes:

         The Borrower:                      The General Chemical Group Inc.
                                            90 East Halsey Road
                                            Parsippany, New Jersey  07054
                                            Attention: Chief Financial Officer
                                            Telecopy: (973) 515-1997

                                            General Chemical Corporation
                                            90 East Halsey Road
                                            Parsippany, New Jersey  07054
                                            Attention: General Counsel
                                            Telecopy: (973) 515-3244

         The Administrative Agent:          The Chase Manhattan Bank
                                            270 Park Avenue, 38th Floor
                                            New York, New York  10017
                                            Attention: Elizabeth Swerz
                                            Telecopy: (212) 270-7939
         with a copy to:            The Chase Manhattan Bank
                                    c/o The Loan and Agency Services Group
                                    One Chase Manhattan Plaza
                                    New York, New York  10081
                                    Attention: Dan Fisher
                                    Telecopy: (212) 552-5777

         The Issuing Banks:         Chase Manhattan Bank Delaware
                                    1201 North Market Street
                                    8th Floor
                                    Wilmington, Delaware  19801
                                    Attention:  Michael Handago
                                    Telecopy:  (302) 428-3390

                                    The Chase Manhattan Bank
                                    270 Park Avenue, 38th Floor
                                    New York, New York  10017
                                    Attention: Elizabeth Swerz
                                    Telecopy: (212) 270-7939

PROVIDED that any notice, request or demand to or upon the Administrative Agent, the Issuing Banks or the Lenders pursuant to subsection 2.2, 2.4, 2.8, 2.9, 2.10 or 3.2 shall not be effective until received.

                  11.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  11.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the extensions of credit hereunder.

                  11.5 PAYMENT OF EXPENSES AND TAXES. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Issuing Banks for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and the Issuing Banks in the amounts agreed to with such counsel, (b) to pay or reimburse each Lender, the Issuing Banks and the Administrative Agent for all their reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, to the Issuing Banks and to the several Lenders, (c) to pay, indemnify, and hold each Lender, the Issuing Banks and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting directly from any delay not caused by the Administrative Agent or the Lenders in paying, stamp, excise and other documentary taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Issuing Banks and the Administrative Agent and each of their officers, directors, employees and agents harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, out-of-pocket expenses or disbursements of any kind or nature whatsoever incurred in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to the Administrative Agent, any Issuing Bank, any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or any such Lender
(ii) legal proceedings commenced against the Administrative Agent, any Issuing Bank or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such or (iii) legal proceedings commenced against the Administrative Agent, any Issuing Bank or any Lender by the Borrower or any Affiliate, in which the Borrower or such Affiliate is the prevailing party (unless the Administrative Agent, Issuing Bank or such Lender is also a prevailing party, in which case the indemnification obligations of the Borrower hereunder shall be adjusted to reflect the relative recoveries and faults of the parties to such litigation). The Borrower shall have no obligation under this subsection 11.5 for the consequential damages of the Administrative Agent, any Issuing Bank any Lender. The agreements in this subsection shall survive repayment of the Loans, and all other amounts payable hereunder.

                  11.6  SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Issuing Banks, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

                  (b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Revolving Credit Commitment or L/C Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; PROVIDED that such Bank shall reserve solely unto itself, and shall not grant to any Participant, any part or all of its right to agree to the amendment, modification or waiver of any of the terms of this Agreement or other Loan Document or any document related thereto, except for any such amendment, modification or waiver that would reduce the principal of, or interest on the Loans, participating interests in the Letters of Credit or any fees payable hereunder, in each case subject to such participation, or postpone the date of the final maturity of, or any scheduled date fixed for payment of interest on, the Loans or any Reimbursement Obligation, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, PROVIDED that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 11.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.17, 2.18 and 2.19 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; PROVIDED that, in the case of subsection 2.18, such Participant shall have complied with the requirements of said subsection as if it were a Lender and PROVIDED, FURTHER, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                  (c) Any Lender may, in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or to an Approved Fund, or, with the consent of the Borrower, the Issuing Banks (in the case of assignments under the Revolving Credit Commitments) and the Administrative Agent (which in each case shall not be unreasonably withheld), to an additional bank, fund (as long as such fund invests in bank loans) or other financial institution (an "ASSIGNEE") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit C, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof or an Approved Fund, by the Borrower, the Issuing Banks (in the case of assignments under the Revolving Credit Commitments) and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register. Any such assignment by any Lender to any Person which is not then a Lender or an Affiliate thereof or an Approved Fund shall be in a minimum aggregate amount equal to at least $5,000,000 (or, if less, all of a Lender's interest under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Credit Commitment and/or Loans as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this subsection to the contrary, the consent of the Borrower to an assignment shall not be required at any time when an Event of Default under subsection 9.1 or paragraph (a) of subsection 9.2 or paragraph (a) of subsection 9.3 shall have occurred and be continuing.

                  (d) The Administrative Agent shall maintain at its address referred to in subsection 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked "cancelled". The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof or an Approved Fund, by the Borrower, the Issuing Banks (in the case of assignments under the Revolving Credit Commitments) and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which the fee shall not be payable in connection with an assignment by a Lender to an Affiliate thereof), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders, the Issuing Banks and the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Notes of the assigning Lender) new Notes to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term

Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, new Notes to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

                  (f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "TRANSFEREE") and any prospective Transferee, subject to the provisions of subsection 11.15, any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

                  (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

                  11.7 ADJUSTMENTS; SET-OFF. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "BENEFITTED LENDER") shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9.1, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Obligations, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; PROVIDED, HOWEVER, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                  (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.

Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                  11.8 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

                  11.9 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  11.10 INTEGRATION. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent, the Issuing Banks and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Issuing Banks or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                  11.11 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                  11.12 SUBMISSION TO JURISDICTION; WAIVERS. The Borrower hereby irrevocably and unconditionally:

                  (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                  (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages; PROVIDED that any such waiver shall not apply with respect to claims arising from the gross negligence or willful misconduct of the Administrative Agent, any Issuing Bank or any Lender.

                  11.13 ACKNOWLEDGEMENTS. The Borrower hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                  (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                  (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

                  11.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  11.15 CONFIDENTIALITY. Each Lender agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower in writing as confidential; PROVIDED that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee which executes a Confidentiality Agreement substantially in the form of Exhibit D hereto, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iv) upon the request or demand of any Governmental Authority (including, without limitation, the National Association of Insurance Commissioners) having jurisdiction over such Lender,
(v) in response to any order of any court or other

Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) which has been publicly disclosed other than in breach by such Lender of this Agreement, (vii) in connection with the exercise of any remedy hereunder, (viii) in connection with periodic regulatory examinations,
(ix) in connection with any litigation to which such Lender may be a party, (x) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty (A) has been approved in writing by the Borrower and (B) agrees in a writing enforceable by the Borrower to be bound by the provisions of this subsection 11.15) and (xi) if, prior to such information having been so provided or obtained, such information was already in the Administrative Agent's or a Lender's possession on a nonconfidential basis without a duty of confidentiality to the Borrower being violated.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                                 THE GENERAL CHEMICAL GROUP INC.


                                                 By:
                                                    ----------------------------
                                                   Title:


                                                 THE CHASE MANHATTAN BANK,
                                                  as Administrative Agent, as an
                                                  Issuing Bank and as a Lender


                                                 By:
                                                    ----------------------------
                                                   Title:


                                                 CHASE MANHATTAN BANK DELAWARE,
                                                  as an Issuing Bank


                                                 By:
                                                    ----------------------------
                                                   Title:


                                                 BANK OF AMERICA NT & SA, as
                                                  Documentation Agent and as a
                                                  Lender


                                                 By:
                                                    ----------------------------
                                                   Title:


                                                 THE BANK OF NOVA SCOTIA, as
                                                  Syndication Agent and as a
                                                  Lender


                                                 By:
                                                    ----------------------------
                                                   Title: